Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AmREIT,

REITPlus Advisor, Inc.

and

REITPlus, Inc.

Dated as of May 26, 2009

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AmREIT,

REITPLUS ADVISOR, INC.

and

REITPLUS, INC.

Dated as of May 26, 2009

TABLE OF CONTENTS1

[1] The Table of Contents is not a part of this Agreement.

D-i

D-ii

D-iii

Annex A	Defined Terms
Exhibit A	Articles of Amendment and Restatement of Surviving Corporation

D-iv

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2009 (the “Agreement”) is by and among AmREIT, a Maryland real estate investment trust (the “Parent”), REITPlus Advisor, Inc., a Delaware corporation (“Parent Advisory”) and REITPlus, Inc. a Maryland corporation (the “Company”). Defined terms not otherwise defined herein shall have the meanings ascribed to them in Annex A.

WITNESSETH:

          WHEREAS, on May 21, 2009 the shareholders of the Parent approved a transaction (the “Re-domestication Transaction”) whereby the Parent amended its Amended and Restated Declaration of Trust to change the governing law of the Parent from Texas law to Maryland law and to convert the Parent to a Maryland real estate investment trust;

          WHEREAS, the Parent and the Company intend to effect a merger of the Parent with and into the Company, with the Company continuing as the surviving entity (the “Merger”) in accordance with the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law (as in effect from time to time, the “MGCL”) and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);

          WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement and the Merger and has declared that the Merger and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein;

          WHEREAS, the Company Board has adopted resolutions approving the Merger and recommending that the Company’s shareholders approve and adopt this Agreement, the Merger and the Share Issuance;

          WHEREAS, the Board of Trustees of the Parent (the “Parent Board”) has approved this Agreement and the Merger and has declared that the Merger and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein;

          WHEREAS, the Parent Board has adopted resolutions approving the Merger and recommending that the Parent’s shareholders approve and adopt this Agreement and the Merger;

          WHEREAS, the Parent and the Company intend that for federal, and applicable state, income tax purposes the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code);

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
THE MERGER

          Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and other applicable Maryland law, the Parent and the Company shall consummate the Merger pursuant to which the Parent shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as, the “Surviving Corporation”).

          Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (1) the Parent shall be merged with and into the Company, and the separate corporate existence of the Parent shall thereupon cease; (2) the Surviving Corporation shall continue to be governed by the laws of the State of Maryland; (3) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; (4) all the property, rights, privileges, immunities, powers and franchises of the Company and the Parent shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Parent shall become the debts, liabilities and duties of the Surviving Corporation; and (5) the relevant provisions of the Company Charter will be combined with the relevant provisions of the Parent Declaration of Trust, and the Articles of Amendment and Restatement of the Surviving Corporation will be filed as an exhibit to the Articles of Merger and substantially in the form attached hereto as Exhibit A.

          Section 1.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central time) on a date to be specified by the parties, such date to be as soon as practicable (and in no event later than two Business Days after satisfaction or, to the extent permitted by law, waiver or extension by the party entitled to the benefit thereof, of all of the conditions set forth in Article VIII capable of satisfaction prior to the Closing (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions). The Closing will occur at the offices of Bass, Berry & Sims PLC, The Tower at Peabody Place, Suite 900, Memphis, Tennessee 38103, or at another time, date or place as the parties agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

          Section 1.4 Effective Time. Prior to the Closing, the parties shall prepare, and as early as practicable on the Closing Date (after satisfaction or, to the extent permitted under applicable law or this Agreement, waiver of all conditions to the Closing of the Merger, except conditions that, by their nature, cannot be satisfied until the Closing), the parties shall duly execute and file the articles of Merger (the “Articles of Merger”) with the SDAT in accordance with the Maryland REIT Law and MGCL and shall make all other filings or recordings required under the Maryland REIT Law, MGCL or other applicable Laws to effect the Merger. The Merger shall become effective at the Effective Time.

          Section 1.5 Declaration of Trust and Bylaws. At the Effective Time:

                    (a) The Articles of Amendment and Restatement of the Company shall be the governing document of the Surviving Corporation until amended or changed in accordance with the MGCL.

                    (b) The bylaws of the Company shall be the bylaws of the Surviving Corporation until amended or changed in accordance with the MGCL.

          Section 1.6 Directors and Officers. From and after the Effective Time, the Directors of the Surviving Corporation shall be the Trustees of the Parent and the Directors of the Company immediately prior to the Effective Time, and the officers of the Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Articles of Amendment and Restatement and Bylaws of the Surviving Corporation.

          Section 1.7 Further Assurances. At and after the Effective Time, the officers and Trust Managers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Parent or the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          Section 1.8 Structure. Notwithstanding anything in this Agreement otherwise to the contrary, the Company shall cooperate with and agree to any reasonable changes requested by the Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement); provided, however, that any such changes do not have an adverse effect on the holders of the Company Stock.

ARTICLE II.
CONVERSION OF PARENT CAPITAL STOCK

          Section 2.1 Conversion of the Parent Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders hereof;

                    (a) any share of the Parent Capital Stock (as defined below) then held by the Company, the Parent or any wholly-owned subsidiary of the Parent (or held in the Parent’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore;

                    (b) except as otherwise provided in Section 2.1(a), each share of the Parent class A common stock, par value $0.01 per share (the “Parent Class A Common Stock”), outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.0 (the “Class A Exchange Ratio”) shares of Company Stock (together with the cash in lieu of fractional shares of Company Stock as specified below, the “Class A Merger Consideration”);

                    (c) except as otherwise provided in Section 2.1(a), each share of the Parent class C common stock, par value $0.01 per share (the “Parent Class C Common Stock”), outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.16 (the “Class C Exchange Ratio”) shares of Company Stock (together with the cash in lieu of fractional shares of Company Stock as specified below, the “Class C Merger Consideration”);

                    (d) except as otherwise provided in Section 2.1(a), each share of the Parent class D common stock, par value $0.01 per share not acquired through the Parent’s class D share Dividend Reinvestment Plan (the “Parent Class D Purchased Common Stock”), outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.11 (the “Class D Purchased Share Exchange Ratio”) shares of Company Stock (together with the cash in lieu of fractional shares of Company Stock as specified below, the “Class D Purchased Share Merger Consideration”);

                    (e) except as otherwise provided in Section 2.1(a), each share of the Parent class D common stock, par value $0.01 per share acquired through the Parent’s class D share Dividend Reinvestment Plan (the “Parent Class D DRIP Common Stock” and, together with the Parent Class A Common Stock, the Parent Class C Common Stock and the Parent Class D Purchased Common Stock, collectively, the “Parent Capital Stock”), outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.0 (the “Class D DRIP Share Exchange Ratio”) share of Company Stock (together with the cash in lieu of fractional shares of Company Stock as specified below, the “Class D DRIP Share Merger Consideration” and, together with the Class A Merger Consideration, the Class C Merger Consideration, and the Class D Purchased Share Merger Consideration, collectively, the “Merger Consideration”); and

                    (f) Each share of the Parent Capital Stock (to the extent not previously redeemed in accordance with its terms) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such share(s) (a “Certificate”) shall cease to have any rights with respect to the Parent Capital Stock except (i) the right to receive the applicable Merger Consideration, (ii) any cash in lieu of fractional shares of Company Stock to be paid in consideration for the Parent Capital Stock and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Section 2.2 upon the surrender of such Certificate.

          Section 2.2 Exchange of Certificates and Payment.

                    (a) Prior to the Effective Time, the Parent and the Company shall appoint a mutually acceptable agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of the Parent Capital Stock or (ii) uncertificated shares of the Parent Capital Stock (the “Uncertificated Shares”). The Company shall (x) deposit with the Exchange Agent, to be held in trust for the holders of the Parent Capital Stock, certificates (if such shares shall be certificated) representing shares of Company Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of the Parent Capital Stock and (y) make available to the Exchange Agent, as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4 and any dividends or other distributions pursuant to Section 2.2(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each holder of shares of the Parent Capital Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

                    (b) Each holder of shares of the Parent Capital Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.1. The shares of Company Stock constituting part of such Merger Consideration, at the Company’s option but subject to the written consent of the Parent (which consent shall not be unreasonably withheld or delayed), shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of the Parent Capital Stock or is otherwise required under Applicable Law. As a result of the Merger, at the Effective Time, all shares of the Parent Capital Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable in respect thereof in accordance with Section 2.2(f).

                    (c) If any portion of the Merger Consideration is to be paid to a Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    (d) At the Effective Time, there shall be no further registration of transfers of shares of the Parent Capital Stock that were outstanding prior to the Merger. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article II.

                    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that remains unclaimed by the holders of shares of the Parent Capital Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of the Parent Capital Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of the Parent Capital Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of the Parent Capital Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

                    (f) No dividends or other distributions with respect to Company Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.4, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of the Company have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such person is entitled pursuant to Section 2.4 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

          Section 2.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Parent Capital Stock represented by such Certificate, as contemplated by Section 2.1 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(f).

          Section 2.4 Fractional Shares. No certificates, scrip or shares of Company Stock representing fractional shares of Company Stock or book-entry credit of the same shall be issued upon the surrender or exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of the Company by virtue of such fractional share interests. All fractional shares of Company Stock that a holder of shares of the Parent Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the underlying value of a share of the Parent Capital Stock based on a good-faith appraisal by the Financial Advisor by the fraction of a share of Company Stock to which such holder would otherwise have been entitled. The Company shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.4 when and as needed.

          Section 2.5 Withholding. The Company and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Stock such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

          Section 2.6 Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of the Parent Capital Stock pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered (or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable).

          Section 2.7 No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Parent, except as expressly provided herein or by applicable Legal Requirements.

          Section 2.8 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding shares of the Parent Capital Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of shares of the Parent Capital Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

          Section 2.9 Closing of the Parent’s Transfer Books. At the Effective Time:

                    (a) all holders of Certificates that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Parent other than the right to receive shares of Company Stock (and cash in lieu of any fractional share of Company Stock) as contemplated by Section 2.1 hereof; and

                    (b) the stock transfer books of the parent shall be closed with respect to all shares of the Parent Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Parent Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Exchange Agent or to the Surviving Corporation, such Certificate shall be cancelled and shall be exchanged as provided in Section 2.2 hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to the Parent a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make the Parent reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Parent as follows:

          Section 3.1 Organization and Qualification.

                    (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii), for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                    (b) The Company has made available to the Parent complete and correct copies of its Articles of Amendment and Restatement to the Certificate of Incorporation, as amended (the “Company Charter”) and the Company’s Bylaws, as amended, in each case as in effect on the date of this Agreement.

          Section 3.2 Capitalization.

                    (a) The authorized shares of beneficial interest of the Company consist of an aggregate of 1,050,000,000 shares of Company Stock. As of the date of this Agreement, 752,307 shares of Company Stock are issued and outstanding.

                    (b) The issuance and sale of all the shares of beneficial interest described in this Section 3.2 have been made in compliance in all material respects with United States federal and state securities laws, rules and regulations. Except as set forth in Schedule 3.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to the Parent. Except as set forth in Schedule 3.2(b) of the Company Disclosure Schedule, there are no (i) outstanding stock-appreciation rights, security-based performance units, “phantom” shares or other security rights or (ii) other Contracts pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share price performance of the Company or any of its Subsidiaries or assets.

                    (c) All outstanding shares of Company Stock are, and all shares of Company Stock that may be issued pursuant to the Company Share Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above or on Schedule 3.2(c) of the Company Disclosure Schedule, (i) there are no other options, warrants or other Contracts obligating the Company or any Subsidiary of the Company to issue or sell any shares of beneficial interest of or other equity interests in the Company or any Subsidiary of the Company or any Voting Debt of the Company or any Subsidiary of the Company to any Person other than the Company and its Subsidiaries and (ii) there is no Voting Debt of the Company or any Subsidiary of the Company.

                    (d) All of the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by the Company, each such Subsidiary are duly authorized, validly issued, fully paid and (except for general partnership interests) non-assessable, and are owned, directly or indirectly, by the Company, as applicable.

                    (e) Except as set forth in Schedule 3.2(e) of the Company Disclosure Schedule, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

                    (f) Except as set forth in Schedule 3.2(f) of the Company Disclosure Schedule, to the Company’s Knowledge there are not any voting trusts, proxies or other Contracts relating to the voting of any shares of stock of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Schedule 3.2(f) of the Company Disclosure Schedule, there are no restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries.

                    (g) Except as set forth in Schedule 3.2(g) of the Company Disclosure Schedule, there are no Company Subsidiaries in which any officer or director of the Company or any Company Subsidiary owns any stock or other securities. There are no Contracts between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

          Section 3.3 Company Subsidiaries. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii), for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.4 Authorization and Execution.

                    (a) The Company Board has, by unanimous vote, approved and declared advisable the Merger and has directed that the Merger be submitted for consideration at the Company Shareholders’ Meeting. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions to which it is a party, subject, solely with respect to the consummation of the Merger, to receipt of approval by the Company’s shareholders at the Company Shareholders’ Meeting and the acceptance for record of the Articles of Merger by the SDAT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of the Company and the Company’s Subsidiaries (as applicable) subject to receipt of approval by the Company’s shareholders at the Company Shareholder’s Meeting with respect to the Merger.

                    (b) This Agreement has been duly executed and delivered by the Company and subject, solely with respect to the consummation of the Merger, to receipt of approval by the Company’s shareholders at the Company Shareholders’ Meeting and assuming due execution and delivery by each of the Parent and Parent Advisory, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Legal Requirements of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 3.5 Absence of Conflicts; Governmental Authorizations.

                    (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Company Charter or Bylaws or equivalent organizational document, each as amended to date, of the Company or any of its Subsidiaries; (ii) subject to obtaining the Consents listed in Schedule 3.5(a) of the Company Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both), right of purchase, first offer or forced sale, or increase in any cost or obligation of the Company or any of its Subsidiaries or the loss of any benefit of the Company or any of its Subsidiaries pursuant to, or result in being declared void or voidable, any term or provision of any Company Material Contract as to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are or may be bound; or (iii) violate in any respect any term of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

                    (b) Without limiting the generality of this Section 3.5(b), and except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, the transactions contemplated herein do not (i) violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any Contract relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary or (ii) trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture Contract or require the consent of any joint venture partner.

                    (c) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of the Proxy Statement relating to any required approval by the Company’s shareholders of this Agreement), the Securities Act, the filing and recordation of appropriate merger documents as required by the MGCL and the Maryland REIT Law, filings required pursuant to any state securities or “blue sky” laws, the pre-merger notification requirements of the HSR Act, reports or other filings the failure of which to be made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Governmental Authority or obtain any Consent of any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.6 Company Financial Statements. Except as set forth in Schedule 3.6 of the Company Disclosure Schedule, the consolidated financial statements of the Company (the “Company Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Company at the respective dates of and for the periods presented in the Company Financial Statements.

          Section 3.7 Absence of Certain Changes Or Events. Since December 31, 2007, except as contemplated by this Agreement or as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 or the Company’s Current Reports on Form 8-K, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Company SEC Documents”), or Schedule 3.6 of the Company Disclosure Schedule, there has not been:

                    (a) any event that has had or is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect;

                    (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or its Subsidiaries, exceeding $500,000 individually or $2,000,000 in the aggregate;

                    (c) any acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any portion of the Company’s or its Subsidiaries’ assets, in each case exceeding $500,000 individually or $2,000,000 in the aggregate;

                    (d) any incurrence, assumption or guarantee of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Company or any of its Subsidiaries;

                    (e) any material change in the Company’s accounting principles, except insofar as may have been required by a change in GAAP or other Legal Requirement, recommended by the Company’s independent auditors or made pursuant to instructions, comments or orders from the SEC; or

                    (f) except as set forth on Schedule 3.6 of the Company Disclosure Schedule, any capital expenditure which, when added to all other capital expenditures since the date of the most recent balance sheet included in the Recent Company SEC Documents, exceeds $2,000,000 in the aggregate; provided further that neither the Company nor its Subsidiaries has made or committed to make any capital expenditures since such dates outside of the ordinary course of business or inconsistent with past practice.

          Section 3.8 Litigation. Except for environmental matters, which are exclusively addressed in Section 3.14, or as disclosed in the Recent Company SEC Documents, or as set forth on Schedule 3.8 of the Company Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge (after reasonable inquiry) of the Company, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of the Subsidiaries, before any Governmental Entity or other Person, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or would materially impair or materially delay the ability of the Company to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby. Neither the Company, nor any of its Subsidiaries, nor any of the Company’s or any of its Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          Section 3.9 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the Recent Company SEC Documents, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.10 Information Supplied. None of the information supplied by the Company for inclusion in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which Company Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Company for inclusion in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of the Parent Capital Stock or Company Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any material event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described by the Company and promptly provided to the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Legal Requirement as to the information required to be contained therein. Notwithstanding the foregoing the Company makes no representation or warranty with respect to the information supplied or to be supplied by the Parent or its Affiliates for inclusion in the Proxy Statement or the Registration Statement.

          Section 3.11 Permits. Except for environmental matters which are addressed exclusively in Section 3.14, the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations (collectively, “Permits”), held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company Properties, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authorities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim or notice nor has any Knowledge (after reasonable inquiry) indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          Section 3.12 Compliance with Legal Requirements. Except for environmental matters, which are exclusively addressed in Section 3.14, to the Company’s Knowledge (after reasonable inquiry), the Business is not being, and has not since December 31, 2008 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge (after reasonable inquiry) of the Company, no investigation, review or inquiry by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or is threatened that would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.13 Taxes. Except as disclosed in Schedule 3.12 of the Company Disclosure Schedule:

                    (a) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them in the manner provided by law and all such Tax Returns were correct and complete in all material respects.

                    (b) The Company and each of its Subsidiaries have (i) timely paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) that are required to be paid by it and, with respect to any period ending on or prior to December 31, 2008 for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, has made accruals for the projected amount of such Taxes in its books and records and in the balance sheet dated December 31, 2008 contained in the Company Financial Statements (ii) have complied in all material respects with the Legal Requirements relating to the payment and withholding of any material Taxes (including any Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party and sales, use and gross receipts Taxes), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all Legal Requirements, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

                    (c) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

                    (d) No deficiencies for Taxes have been asserted or assessed or threatened in writing by any Governmental Authority against the Company or any of its Subsidiaries.

                    (e) No claim has been asserted in writing by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes.

                    (f) The Company, for the taxable year ended December 31, 2008, has always been a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has qualified as a REIT for all such years, and (ii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or is or has been threatened in writing.

                    (g) True, correct and complete copies of all U.S. federal income Tax Returns for the Company and the Subsidiaries that are treated as corporations or partnerships for U.S. federal income tax purposes, with respect to the taxable years commencing on or after January 1, 2007 have been delivered or made available to the Parent.

                    (h) The Company has not incurred, and, to the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will make it likely that the Company will at any time prior to, but not including the Effective Time, incur, any liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code. Except as disclosed on the Company’s Tax Returns, neither the Company nor any Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

                    (i) Other than regular quarterly dividends in amounts consistent with the amounts permitted under this Agreement, the Company will not be required to make distributions to its shareholders in order to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Merger).

                    (j) Each Company Subsidiary other than any such subsidiary that is a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”) or a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), has since the date it became a subsidiary been, and will through the Effective Time be, classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Company Subsidiary that is a corporation has always been a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Company Subsidiary that is a Taxable REIT Subsidiary will continue to be a Taxable REIT Subsidiary through the Effective Time.

                    (k) The Company is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and to the Company’s Knowledge the Company is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

                    (l) None of the Company and its Subsidiaries (i) is a party to any Tax allocation or sharing agreement (other than such an agreement that is exclusively between or among the Company and its wholly owned Subsidiaries, either directly or indirectly) or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or (B) as a transferee or successor or (C) by Contract or otherwise (not including any gross-ups for withholding Taxes or tax indemnities for equipment leasing).

                    (m) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would subject the Company to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder or IRS Notice 88-19 (or any comparable provisions of state or local law). None of the Company and its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

                    (n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                    (o) Neither the Company nor any Company Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of any Legal Requirement or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement, (iii) requested any extension of time within which to file any material Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person (other than to an employee of the Company) any power of attorney that is currently in force with respect to any material Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes.

                    (p) Neither the Company nor any of its Subsidiaries is subject to any Tax Protection Agreements.

          Section 3.14 Properties.

                    (a) The Company or one of its Subsidiaries (each a “Company Property Owner”) owns (i) fee simple title to each of the real properties (or the applicable portion thereof) set forth in Schedule 3.14(a) of the Company Disclosure Schedule, as adjusted to reflect purchases and sales disclosed in the Company SEC Documents prior to the date hereof or on Schedule 3.13(a) or Schedule 3.6 of the Company Disclosure Schedule (together with the land underlying such properties and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances thereto, collectively, the “Company Properties”), and (ii) a valid leasehold estate to each of the real properties identified as being leased and set forth on Schedule 3.13(a) or Schedule 3.6 of the Company Disclosure Schedule (collectively, the “Leased Properties”) pursuant to leases, subleases or other agreements, including any ground leases (together with any amendments or modifications thereto, collectively, the “Company Leases”). The Company has made available to the Parent complete and accurate copies of all of the following materials related to such Company Properties, to the extent in the Company’s possession or control: title insurance policies; deeds; surveys; environmental assessment and similar reports; and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Company Property and providing for payments in excess of $250,000.00 on an annual basis. The Company has delivered or made available to the Parent true and complete copies of the Company Leases, and except as would not have a Company Material Adverse Effect, each Company Lease is valid, binding and in full force and effect. The Company Properties and the Leased Properties are all of the real properties owned or leased by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the interests of the Company Property Owners in the Company Properties and the Leased Properties are good and marketable and the same are owned free and clear of Liens except for Permitted Liens. No written termination or notice of default has been received by the Company or any of its Subsidiaries under a Company Lease, and to the Company’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder by any party thereto or which might interfere with the quiet enjoyment of the applicable Company Property Owner under any Company Lease, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

                    (b) The Company and the Subsidiaries have good title to the personal properties and assets (i) reflected on the Company Financial Statements or acquired since the date of such financial statements and (ii) sufficient for the conduct and operation of their respective businesses as currently conducted, except for properties and assets not material in the aggregate to the Business and disposed of in the ordinary course of business consistent with past practice and except for such defects in title which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                    (c) Except as listed in Schedule 3.13(c) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Property and Leased Property (i) is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects, with no alterations or repairs being required thereto under applicable Legal Requirements or insurance company requirements; (ii) has not suffered any casualty or other material damage that has not been repaired; (iii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access to permit the use thereof in the manner and for the purposes to which it is presently devoted; and (iv) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards does not impair or adversely affect the manner or extent of the current use, operation or occupancy of such property. Except as would not have a Company Material Adverse Effect, the Business will, at the Closing Date, include all right, title and interest in and to all assets that are used primarily in or that are being held primarily for use or are otherwise necessary in the operation of the Business as currently conducted.

                    (d) Except as set forth on Schedule 3.13(d) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no (i) pending or, to the Knowledge of the Company, threatened (in writing) requirements by any insurance company which has issued an insurance policy covering any Company Property or Leased Property which require any repairs or work to be done on any Company Property or Leased Property, (ii) condemnation, eminent domain or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened (in writing) with respect to any portion of any of the Company Properties or Leased Properties; (iii) pending or, to the Knowledge of the Company (after reasonable inquiry), threatened (in writing) action or proceeding by any Governmental Entity for assessment or collection of taxes, impact fees or special assessments affecting any part of any Company Property or Leased Property; or (iv) zoning, building, land-use, fire, safety and signage or other applicable Legal Requirements (including to the Knowledge of the Company, Title III of the Americans with Disabilities Act, 42 U.S.C. ss.ss. 12181-12213, as amended from time to time) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or Leased Properties or by the continued maintenance, operation or use of the parking areas related thereto.

                    (e) Except as set forth in Schedule 3.13(e), Schedule 3.16 or Schedule 5.3 of the Company Disclosure Schedule, no Company Property or Leased Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement in favor of any Third Party the exercise of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.15 Environmental. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, or as disclosed in the Company SEC documents or on Schedule 3.14 of the Company Disclosure Schedule:

                    (a) (i) each of the Company Properties, the Leased Properties and the Business is in compliance with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company (after reasonable inquiry), threatened against the Company or any of its Subsidiaries under any applicable Environmental Laws; and (iii) the Company has not received any written notice (A) of violation or potential liability under any applicable Environmental Laws that remains unresolved, or (B) that any judicial, administrative or compliance order has been issued against the Company or any Subsidiary which remains unresolved.

                    (b) Neither the Company nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Material on the Company Properties or Leased Properties, in a manner that would reasonably be expected to result in liability under Environmental Laws, and to the Knowledge of the Company, there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Leased Properties in violation of applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has caused a Release of Hazardous Materials on either the Company Properties or the Leased Properties and, to the Knowledge of the Company, no Third Party has caused a Release or threatened Release of Hazardous Materials on either the Company Properties or Leased Properties.

                    (c) To the Knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Leased Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

                    (d) No representation or warranty is made under this Section 3.14 with respect to the contents of individual storage units of the Company and its Subsidiaries unless the Company has Knowledge of a Release of Hazardous Materials from an individual storage unit on either the Company Properties or the Leased Properties.

          Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or are licensed or otherwise possess the right to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, the “Company Intellectual Property Rights”); (b) to the Company’s Knowledge, there are no conflicts with or infringements of any Intellectual Property Rights by any Third Party and the conduct of the business of the Company and its Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any Third Party; and (c) to the Company’s Knowledge, there are neither any outstanding nor any threatened disputes or disagreements with respect to any of the Intellectual Property Rights.

          Section 3.17 Material Contracts.

                    (a) As of the date hereof, except as set forth on Schedule 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

                              (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

                              (ii) any Contract relating to development, construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term following the Closing Date;

                              (iii) any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries in excess of $1,500,000 or (B) any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit except for agreements entered into in the ordinary course consistent with past practice which agreements relate to obligations which do not exceed $1,500,000 in the aggregate for all such agreements;

                              (iv) any Contract limiting in any material respect the ability of the Company or any of its Subsidiaries to engage in the Business or to compete in such Business with any Person;

                              (v) any confidentiality agreements entered into by the Company with a Third Party since December 31, 2008 relating to any actual or potential business combination, merger, sale of the Company, a sale or other divestiture in a single or series of related transactions of more than 25% of the Company’s capital stock, assets or operations, or any other transaction that would reasonably be expected to result in a change of control of the Company (each a “Third Party Confidentiality Agreement”);

                              (vi) any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

                              (vii) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction;

                              (viii) any Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than Contracts with respect to Indebtedness), in each case involving aggregate payments or obligations by the Company or any of its Subsidiaries in excess of $500,000;

                              (ix) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, other than, in each case, any such Contracts concerning the routine collection of debts entered into in the ordinary course of business and other than, in each case, providing for payments under any such Contract by the Company or any of its Subsidiaries in an amount less than $75,000;

                              (x) other than the Company Charter, the Bylaws or applicable insurance policies, any Contract providing for continuing indemnification of any of the Company’s directors, officers or employees (except, in each case, for reimbursement of employment related costs or expenses in the ordinary course);

                              (xi) any management agreement to which the Company or any of its Subsidiaries is a party as manager;

                              (xii) any guarantee of third party obligations by the Company or any of its Subsidiaries;

                              (xiii) any lease for real property in which the amount of payments which the Company is required to make on an annual basis exceeds $500,000; or

                              (xiv) any Contract entered into outside of the ordinary course of business (including any lease or sublease to which the Company or any of its Subsidiaries is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any other clause of this Section 3.16(a) or involving payments or obligations in excess of $200,000 by the Company or any of its Subsidiaries which are not terminable by the Company or its Subsidiaries without penalty or premium on sixty days prior notice.

          The foregoing Contracts to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as the “Company Material Contracts.” Notwithstanding anything above, in the case of clauses (ii), (iii), (vi), (vii), (viii), (xi), and (xii), Company Material Contracts shall not include any Contract that (1) is terminable upon less than 60-days notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing or (3) provides for aggregate payments by the Company or any of its Subsidiaries of less than $200,000 during the remaining term of such Contract following the Closing Date.

                    (b) Except as disclosed in Schedule 3.16(b) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries are in breach or default and, to the Company’s Knowledge, no other party to any of the Company Material Contracts is in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Company Material Contracts, except for such defaults which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

          Section 3.18 Anti-Takeover Legal Requirements.

                    (a) Prior to the date of this Agreement, the Company has taken all actions necessary to exempt (i) the execution and delivery of this Agreement; (ii) the Merger; and (iii) the transactions contemplated hereby, under or make not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Legal Requirements and regulations of any state, including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, any other applicable provisions of the Maryland REIT Law, the MGCL or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Statutes”).

                    (b) The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of Company Stock as set forth in the Company Charter, inapplicable to the Merger and the other transactions contemplated thereby.

          Section 3.19 Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for its business. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company’s industry. No such policy will terminate as a result of the Merger.

          Section 3.20 Voting Requirements. The affirmative vote of the holders of a majority of the Company Stock entitled to be cast on the matter (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of beneficial interest of the Company necessary or required to approve the Merger.

          Section 3.21 Affiliate Transactions. Since January 1, 2008, there have been no transactions or series of related transactions, or to the Knowledge of the Company (after reasonable inquiry), and except as set forth on Schedule 5.3 of the Company Disclosure Schedule, currently proposed transactions or series of related transactions, entered or to be entered into by the Company or any of its Subsidiaries which are of the type required to be disclosed, or would be required to be disclosed if consummated, by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that are not so disclosed or have not been disclosed to the Parent. True and complete copies of any Contracts relating to any such consummated transactions have been delivered or made available to the Parent prior to the date hereof.

          Section 3.22 Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          Section 3.23 Receivables; Customers.

                    (a) All existing accounts receivable of the Company represent valid obligations of customers or tenants of the Company arising from bona fide transactions entered into in the ordinary course of business.

                    (b) Schedule 3.22(b) lists, and sets forth the amount of revenues received during the most recent fiscal year and fiscal quarter from, each customer, tenant or other Person that accounted for (i) more than $200,000 of the consolidated gross revenues of the Company and its Subsidiaries in the most recently completed fiscal year, or (ii) more than $50,000 of the consolidated gross revenues of the Company and its Subsidiaries in the most recently completed fiscal quarter. Neither the Company nor its Subsidiaries has received any notice or other communication (in writing or otherwise), or received any other information, indicating that any customer or other Person identified in Schedule 3.22(b) may cease dealing with the Company or its Subsidiaries or may otherwise materially reduce the volume of business transacted by such Person with the Company or its Subsidiaries below historical levels.

          Section 3.24 Business Relationships. The relationships of the Company with its customers, tenants, distributors, licensors, designers and suppliers are satisfactory in all material respects and the execution of this Agreement and the consummation of the Merger will not materially adversely affect the relationships of the Company with such customers, distributors, licensors, designers and suppliers.

          Section 3.25 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 8.1(g) and Section 8.1(h) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          Section 3.26 Certain Payments. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees, or any Representative or other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, in any such case, in violation of any Legal Requirement.

          Section 3.27 Tax Treatment. Neither the Company nor any of its Subsidiaries or Affiliates has taken or agreed to take any action or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

          Section 3.28 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT

          Simultaneously with the execution and delivery of this Agreement, the Parent shall deliver to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Parent Disclosure Schedule”). Any exception or qualification set forth in the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make the Company reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Parent Disclosure Schedule, the Parent hereby represents and warrants to the Company as follows:

          Section 4.1 Organization and Qualification.

                    (a) The Parent (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii), for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    (b) The Parent has made available to the Company complete and correct copies of its Amended and Restated Declaration of Trust, (the “Parent Declaration of Trust”) and the Parent’s Bylaws, as amended, in each case, as in effect on the date of this Agreement.

          Section 4.2 Capitalization.

                    (a) The authorized shares of beneficial interest of the Parent consist of an aggregate of 103,000,000 shares of the Parent Capital Stock, consisting of the following:

                              (i) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding;

                              (ii) 50,000,000 shares of the Parent Class A Common Stock, of which 5,279,084 shares are issued and outstanding as of the date of this Agreement;

                              (iii) 4,400,000 shares of the Parent Class C Common Stock, of which 4,139,802 shares are issued and outstanding as of the date of this Agreement;

                              (iv) 17,000,000 shares of the Parent Class D Common Stock, of which 10,966,255 shares are issued and outstanding as of the date of this Agreement; and

                              (v) 21,600,000 shares of common stock, of which no shares are issued and outstanding.

                    (b) The issuance and sale of all the shares of beneficial interest described in this Section 4.2 have been made in compliance in all material respects with United States federal and state securities laws, rules and regulations. Schedule 4.2(b) of the Parent Disclosure Schedule accurately sets forth as of the date hereof the unvested Restricted Share awards, performance awards and any Options, including the names of the holders of such awards. Except as set forth in Schedule 4.2(b) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to the Company. Except as set forth in Schedule 4.2(b) of the Parent Disclosure Schedule, there are no (i) outstanding stock-appreciation rights, security-based performance units, “phantom” shares or other security rights or (ii) other Contracts pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share price performance of the Parent or any of its Subsidiaries or assets.

                    (c) All outstanding shares of the Parent Capital Stock are, and all shares of the Parent Capital Stock that may be issued pursuant to the Parent Share Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above or on Schedule 4.2(c) of the Parent Disclosure Schedule, (i) there are no other options, warrants or other Contracts obligating the Parent or any Subsidiary of the Parent to issue or sell any shares of beneficial interest of or other equity interests in the Parent or any Subsidiary of the Parent or any Voting Debt of the Company or any Subsidiary of the Parent to any Person other than the Parent and its Subsidiaries and (ii) there is no Voting Debt of the Parent or any Subsidiary of the Parent.

                    (d) All of the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by the Parent, each such Subsidiary are duly authorized, validly issued, fully paid and (except for general partnership interests) non-assessable, and are owned, directly or indirectly, by the Parent, as applicable.

                    (e) Except as set forth in Schedule 4.2(e) of the Parent Disclosure Schedule, all dividends or distributions on securities of the Parent or any Parent Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

                    (f) Except as set forth in Schedule 4.2(f) of the Parent Disclosure Schedule, to the Parent’s Knowledge there are not any voting trusts, proxies or other Contracts relating to the voting of any shares of stock of the Parent or any Parent Subsidiary, to which the Parent or any Parent Subsidiary is a party or by which it is bound. Except as set forth in Schedule 4.2(f) of the Parent Disclosure Schedule, there are no restrictions on the Parent’s ability to vote the equity interests of any of the Parent Subsidiaries.

                    (g) Except as set forth in Schedule 4.2(g) of the Parent Disclosure Schedule, there are not any Parent Subsidiaries in which any officer or trustee of the Parent or any Parent Subsidiary owns any stock or other securities. There are no Contracts between the Parent or any Parent Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Parent or any Parent Subsidiary as an agent for, or nominee of, the Parent or any Parent Subsidiary.

          Section 4.3 Parent Subsidiaries. Each Subsidiary of the Parent (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii), for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.4 Authorization and Execution.

                    (a) The Parent Board has, by unanimous vote, approved and declared advisable the Merger and has directed that the Merger be submitted for consideration at the Parent Shareholder Meeting. The Parent has all requisite trust power and authority to enter into this Agreement and to consummate the transactions to which it is a party, subject, solely with respect to the consummation of the Merger, to receipt of approval by the Parent’s shareholders at the Parent Shareholder Meeting and the acceptance for record of the Articles of Merger by the SDAT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of the Parent and the Parent’s Subsidiaries (as applicable) subject, to receipt of approval by the Parent’s shareholders at the Parent Shareholders’ Meeting with respect to the Merger.

                    (b) This Agreement has been duly executed and delivered by the Parent and subject, solely with respect to the consummation of the Merger, to receipt of approval by the Parent’s shareholders at the Parent Shareholders’ Meeting and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Legal Requirements of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 4.5 Absence of Conflicts; Governmental Authorizations.

                    (a) The execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Declaration of Trust or Bylaws or equivalent organizational document, each as amended to date, of the Parent or any of its Subsidiaries; (ii) subject to obtaining the Consents listed in Schedule 4.5(a) of the Parent Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both), right of purchase, first offer or forced sale, or increase in any cost or obligation of the Parent or any of its Subsidiaries or the loss of any benefit of the Parent or any of its Subsidiaries pursuant to, or result in being declared void or voidable, any term or provision of any Parent Material Contract as to which the Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are or may be bound; or (iii) violate in any respect any term of any Legal Requirement applicable to the Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

                    (b) Without limiting the generality of this Section 4.5(b), and except as set forth on Schedule 4.5(b) of the Parent Disclosure Schedule, the transactions contemplated herein do not (i) violate any provision regarding direct or indirect transfers of interests in any Parent Subsidiary that are set forth in any Contract relating to the operation of, or the ownership of interests in, any Parent Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Parent Subsidiary or (ii) trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture Contract or require the consent of any joint venture partner.

                    (c) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of the Proxy Statement relating to any required approval by the Parent’s shareholders of this Agreement), the Securities Act, the filing and recordation of appropriate merger documents as required by the Maryland REIT Law and the MGCL, filings required pursuant to any state securities or “blue sky” laws, the pre-merger notification requirements of the HSR Act, reports or other filings the failure of which to be made would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Parent is not required to submit any notice, report or other filing to any Governmental Authority or obtain any Consent of any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.6 SEC Reports and Financial Statements.

                    (a) The Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to the Company true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2006, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). Except as set forth in Schedule 4.6(a) of the Parent Disclosure Schedule each of the Parent SEC Documents, except to the extent that information contained in any Parent SEC Document has been revised, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Parent SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Parent is required to file any form, report or other document with the SEC. To the Parent’s Knowledge, the Parent does not have any comments from the SEC with respect to any of the Parent SEC Documents filed since August 2004 which are outstanding or have not been adequately addressed, nor has it received letters from the SEC requesting information or otherwise inquiring as to any matters affecting the Parent which has not been adequately addressed. None of the Parent SEC Documents is the subject of any confidential treatment request by the Parent.

                    (b) Except as set forth in Schedule 4.6(b) of the Parent Disclosure Schedule, the consolidated financial statements included in the Parent SEC Documents have complied as of their respective dates in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of the Parent, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Parent at the respective dates of and for the periods presented in the Parent SEC Documents.

                    (c) The management of the Parent has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Parent, including the consolidated Parent Subsidiaries, is made known to the management of the Parent, and (ii) has disclosed, based on its most recent evaluation, to the Parent’s outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Parent’s or any of the Parent’s Subsidiaries’ internal controls over financial reporting.

                    (d) Except as otherwise permitted by this Agreement, there are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Parent and its Subsidiaries.

          Section 4.7 Absence of Certain Changes Or Events.

          Since December 31, 2008, except as contemplated by this Agreement or as set forth in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended, the Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the Parent’s Current Reports on Form 8-K or the Parent’s proxy statement on Schedule 14A, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Parent SEC Documents”), or on Schedule 4.7 of the Parent Disclosure Schedule, there has not been:

                    (a) any event that has had or is, individually or in the aggregate, reasonably likely to result in a Parent Material Adverse Effect;

                    (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Parent or its Subsidiaries, exceeding $500,000 individually or $5,000,000 in the aggregate;

                    (c) any acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any portion of the Parent’s or its Subsidiaries’ assets, in each case exceeding $500,000 individually or $5,000,000 in the aggregate;

                    (d) any incurrence, assumption or guarantee of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Parent or any of its Subsidiaries;

                    (e) any material change in the Parent’s accounting principles, except insofar as may have been required by a change in GAAP or other Legal Requirement, recommended by the Parent’s independent auditors or made pursuant to instructions, comments or orders from the SEC; or

                    (f) except as set forth on Schedule 4.7 of the Parent Disclosure Schedule, any capital expenditure which, when added to all other capital expenditures since the date of the most recent balance sheet included in the Recent Parent SEC Documents, exceeds $5,000,000 in the aggregate; provided further that neither the Parent nor its Subsidiaries has made or committed to make any capital expenditures since such dates outside of the ordinary course of business or inconsistent with past practice.

          Section 4.8 Litigation. Except for environmental matters, which are exclusively addressed in Section 4.15, or as disclosed in the Recent Parent SEC Documents, or as set forth on Schedule 4.8 of the Parent Disclosure Schedule, there are no actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge (after reasonable inquiry) of the Parent, threatened against the Parent or any of its Subsidiaries or any properties or rights of the Parent or any of the Subsidiaries, before any Governmental Entity or other Person, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or would materially impair or materially delay the ability of the Parent to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby. Neither the Parent, nor any of its Subsidiaries, nor any of the Parent’s or any of its Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

          Section 4.9 No Undisclosed Liabilities. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Parent SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the Recent Parent SEC Documents, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.10 Information Supplied. None of the information supplied by the Parent for inclusion in the Registration Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Parent for inclusion in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of the Parent Capital Stock or Company Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Parent, or with respect to information supplied by the Parent specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described by the Parent and promptly provided to the Company. All documents that the Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Parent or other information supplied by the Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Legal Requirement as to the information required to be contained therein. Notwithstanding the foregoing the Parent makes no representation or warranty with respect to the information supplied or to be supplied by the Company or its Affiliates for inclusion in the Proxy Statement or the Registration Statement.

          Section 4.11 Permits. Except for environmental matters which are addressed exclusively in Section 4.15, the Permits held by the Parent and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Parent and its Subsidiaries and for the operation of the Parent Properties, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authorities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any claim or notice nor has any Knowledge (after reasonable inquiry) indicating that the Parent or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

          Section 4.12 Compliance with Legal Requirements. Except for environmental matters, which are exclusively addressed in Section 4.15, to the Parent’s Knowledge (after reasonable inquiry), the Business is not being, and has not since December 31, 2008 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. To the Knowledge (after reasonable inquiry) of the Parent, no investigation, review or inquiry by any Governmental Authority with respect to the Parent or any of the Parent Subsidiaries is pending or is threatened that would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.13 Taxes. Except as disclosed in Schedule 4.13 of the Parent Disclosure Schedule:

                    (a) The Parent and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them in the manner provided by law and all such Tax Returns were correct and complete in all material respects.

                    (b) The Parent and each of its Subsidiaries have (i) timely paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) that are required to be paid by it and, with respect to any period ending on or prior to December 31, 2008 for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, has made accruals for the projected amount of such Taxes in its books and records and in the balance sheet dated December 31, 2008 contained in the Parent SEC Documents filed prior to the date of this Agreement and (ii) have complied in all material respects with the Legal Requirements relating to the payment and withholding of any material Taxes (including any Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party and sales, use and gross receipts Taxes), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all Legal Requirements, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

                    (c) There are no material Liens for Taxes upon the assets of the Parent or any of its Subsidiaries, other than Permitted Liens.

                    (d) No deficiencies for Taxes have been asserted or assessed or threatened in writing by any Governmental Authority against the Parent or any of its Subsidiaries.

                    (e) No claim has been asserted in writing by any Governmental Authority in any jurisdiction where the Parent or any of its Subsidiaries do not file Tax Returns that the Parent or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Neither the Parent nor any Subsidiary is a party to any litigation or administrative proceeding relating to Taxes.

                    (f) The Parent, for all taxable years beginning with its date of formation has always been a REIT and has qualified as a REIT for all such years, and (ii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or is or has been threatened in writing.

                    (g) True, correct and complete copies of all U.S. federal income Tax Returns for the Parent and the Subsidiaries that are treated as corporations or partnerships for U.S. federal income tax purposes, with respect to the taxable years commencing on or after January 1, 2004 have been delivered or made available to the Company.

                    (h) The Parent has not incurred, and, to the Parent’s Knowledge, no event has occurred, and no condition or circumstance exists, that will make it likely that the Parent will at any time prior to, but not including the Effective Time, incur, any liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code. Except as disclosed on the Parent’s Tax Returns, neither the Parent nor any Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

                    (i) Other than regular quarterly dividends in amounts consistent with the amounts permitted under this Agreement, the Parent will not be required to make distributions to its shareholders in order to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Merger).

                    (j) Each Parent Subsidiary other than any such subsidiary that is a Taxable REIT Subsidiary or a Qualified REIT Subsidiary, has since the date it became a subsidiary been, and will through the Effective Time be, classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Parent Subsidiary that is a corporation has always been a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Parent Subsidiary that is a Taxable REIT Subsidiary will continue to be a Taxable REIT Subsidiary through the Effective Time.

                    (k) The Parent is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and to the Parent’s Knowledge the Parent is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

                    (l) None of the Parent and its Subsidiaries (i) is a party to any Tax allocation or sharing agreement (other than such an agreement that is exclusively between or among the Parent and its wholly owned Subsidiaries, either directly or indirectly) or (ii) has any liability for the Taxes of any Person other than the Parent and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or (B) as a transferee or successor or (C) by Contract or otherwise (not including any gross-ups for withholding Taxes or tax indemnities for equipment leasing).

                    (m) Neither the Parent nor any Subsidiary holds any asset the disposition of which would subject the Parent to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder or IRS Notice 88-19 (or any comparable provisions of state or local law). None of the Parent and its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

                    (n) Neither the Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                    (o) Neither the Parent nor any Parent Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of any Legal Requirement or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement, (iii) requested any extension of time within which to file any material Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person (other than to an employee of the Parent) any power of attorney that is currently in force with respect to any material Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes.

                    (p) Neither the Parent nor any of its Subsidiaries is subject to any Tax Protection Agreements.

          Section 4.14 Properties.

                    (a) The Parent or one of its Subsidiaries (each a “Parent Property Owner”) owns (i) fee simple title to each of the real properties (or the applicable portion thereof) set forth in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, under “Item 2. Properties”, as being owned in fee (and which do not otherwise qualify as Leased Properties as defined below), as adjusted to reflect purchases and sales disclosed in the Parent SEC Documents prior to the date hereof or on Schedule 4.14(a) or Schedule 4.7 of the Parent Disclosure Schedule (together with the land underlying such properties and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances thereto, collectively, the “Parent Properties”), and (ii) a valid leasehold estate to each of the real properties identified as being leased and set forth on Schedule 4.14(a) or Schedule 4.7 of the Parent Disclosure Schedule (collectively, the “Parent Leased Properties”) pursuant to leases, subleases or other agreements, including any ground leases (together with any amendments or modifications thereto, collectively, the “Parent Leases”). The Parent has made available to the Company complete and accurate copies of all of the following materials related to such Parent Properties, to the extent in the Parent’s possession or control: title insurance policies; deeds; surveys; environmental assessment and similar reports; and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Parent Property and providing for payments in excess of $250,000.00 on an annual basis. The Parent has delivered or made available to the Company true and complete copies of the Parent Leases, and except as would not have a Parent Material Adverse Effect, each Parent Lease is valid, binding and in full force and effect. The Parent Properties and the Parent Leased Properties are all of the real properties owned or leased by the Parent and its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, the interests of the Parent Property Owners in the Parent Properties and the Parent Leased Properties are good and marketable and the same are owned free and clear of Liens except for Permitted Liens. No written termination or notice of default has been received by the Parent or any of its Subsidiaries under a Parent Lease, and to the Parent’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder by any party thereto or which might interfere with the quiet enjoyment of the applicable Parent Property Owner under any Parent Lease, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

                    (b) The Parent and the Subsidiaries have good title to the personal properties and assets (i) reflected on the consolidated financial statements included in the Recent Parent SEC Documents or acquired since the date of such financial statements and (ii) sufficient for the conduct and operation of their respective businesses as currently conducted, except for properties and assets not material in the aggregate to the Business and disposed of in the ordinary course of business consistent with past practice and except for such defects in title which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                    (c) Except as listed in Schedule 4.14(c) of the Parent Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Property and Parent Leased Property (i) is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects, with no alterations or repairs being required thereto under applicable Legal Requirements or insurance company requirements; (ii) has not suffered any casualty or other material damage that has not been repaired; (iii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access to permit the use thereof in the manner and for the purposes to which it is presently devoted; and (iv) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards does not impair or adversely affect the manner or extent of the current use, operation or occupancy of such property. Except as would not have a Parent Material Adverse Effect, the Business will, at the Closing Date, include all right, title and interest in and to all assets that are used primarily in or that are being held primarily for use or are otherwise necessary in the operation of the Business as currently conducted.

                    (d) Except as set forth on Schedule 4.14(d) of the Parent Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there are no (i) pending or, to the Knowledge of the Parent, threatened (in writing) requirements by any insurance company which has issued an insurance policy covering any Parent Property or Parent Leased Property which require any repairs or work to be done on any Parent Property or Parent Leased Property, (ii) condemnation, eminent domain or rezoning or proceedings that are pending or, to the Knowledge of the Parent, threatened (in writing) with respect to any portion of any of the Parent Properties or the Parent Leased Properties; (iii) pending or, to the Knowledge of the Parent (after reasonable inquiry), threatened (in writing) action or proceeding by any Governmental Entity for assessment or collection of taxes, impact fees or special assessments affecting any part of any Parent Property or Parent Leased Property; or (iv) zoning, building, land-use, fire, safety and signage or other applicable Legal Requirements (including to the Knowledge of the Parent, Title III of the Americans with Disabilities Act, 42 U.S.C. ss.ss. 12181-12213, as amended from time to time) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or the Parent Leased Properties or by the continued maintenance, operation or use of the parking areas related thereto.

                    (e) Except as set forth in Schedule 4.14(e), Schedule 4.17 or Schedule 6.4 of the Parent Disclosure Schedule, no Parent Property or Parent Leased Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement in favor of any Third Party the exercise of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.15 Environmental. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, or as disclosed in the Parent SEC documents or on Schedule 4.15 of the Parent Disclosure Schedule:

                    (a) (i) each of the Parent Properties, the Parent Leased Properties and the Business is in compliance with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Parent (after reasonable inquiry), threatened against the Parent or any of its Subsidiaries under any applicable Environmental Laws; and (iii) the Parent has not received any written notice (A) of violation or potential liability under any applicable Environmental Laws that remains unresolved, or (B) that any judicial, administrative or compliance order has been issued against the Parent or any Subsidiary which remains unresolved.

                    (b) Neither the Parent nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Material on the Parent Properties or the Parent Leased Properties, in a manner that would reasonably be expected to result in liability under Environmental Laws, and to the Knowledge of the Parent, there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties or the Parent Leased Properties in violation of applicable Environmental Laws. Neither the Parent nor any of its Subsidiaries has caused a Release of Hazardous Materials on either the Parent Properties or the Parent Leased Properties and, to the Knowledge of the Parent, no Third Party has caused a Release or threatened Release of Hazardous Materials on either the Parent Properties or the Parent Leased Properties.

                    (c) To the Knowledge of the Parent, all Hazardous Material which has been removed from any Parent Properties or Parent Leased Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

          Section 4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the Parent and its Subsidiaries own, or are licensed or otherwise possess the right to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Parent and its Subsidiaries taken as a whole (collectively, the “Parent Intellectual Property Rights”); (b) to the Parent’s Knowledge, there are no conflicts with or infringements of any Parent Intellectual Property Rights by any Third Party and the conduct of the business of the Parent and its Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any Third Party; and (c) to the Parent’s Knowledge, there are neither any outstanding nor any threatened disputes or disagreements with respect to any of the Parent Intellectual Property Rights.

          Section 4.17 Material Contracts.

                    (a) As of the date hereof, except as set forth on Schedule 4.17(a) of the Parent Disclosure Schedule or disclosed in the Recent Parent SEC Documents, neither the Parent nor any of its Subsidiaries is a party to or bound by:

                              (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Parent or any of its Subsidiaries;

                              (ii) any Contract relating to development, construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Parent or any of its Subsidiaries in excess of $2,000,000 during their remaining term following the Closing Date;

                              (iii) any Contract relating to (A) Indebtedness of the Parent or any of its Subsidiaries in excess of $1,500,000 or (B) any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit except for agreements entered into in the ordinary course consistent with past practice which agreements relate to obligations which do not exceed $1,500,000 in the aggregate for all such agreements;

                              (iv) any Contract limiting in any material respect the ability of the Parent or any of its Subsidiaries to engage in the Business or to compete in such Business with any Person;

                              (v) any Third Party Confidentiality Agreement entered into by the Parent with a Third Party since December 31, 2008 relating to any proposed transaction as set forth thereunder, provided that such proposed transaction shall relate to a potential single or series of related transactions of more than 25% of the Parent Capital Stock;

                              (vi) except as otherwise disclosed in the Parent’s Annual Report on form 10-K for the year ended December 31, 2008, as amended, any hedging agreement or other financial agreement or arrangement designed to protect the Parent or its Subsidiaries against fluctuations in commodities prices or exchange rates;

                              (vii) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction;

                              (viii) any Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than Contracts with respect to Indebtedness), in each case involving aggregate payments or obligations by the Parent or any of its Subsidiaries in excess of $500,000;

                              (ix) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, other than, in each case, any such Contracts concerning the routine collection of debts entered into in the ordinary course of business and other than, in each case, providing for payments under any such Contract by the Parent or any of its Subsidiaries in an amount less than $75,000;

                              (x) other than the Declaration of Trust, the Bylaws or applicable insurance policies, any Contract providing for continuing indemnification of any of the Parent’s trustees, officers or employees (except, in each case, for reimbursement of employment related costs or expenses in the ordinary course);

                              (xi) any management agreement to which the Parent or any of its Subsidiaries is a party as manager;

                              (xii) any guarantee of third party obligations by the Parent or any of its Subsidiaries;

                              (xiii) any lease for real property in which the amount of payments which the Parent is required to make on an annual basis exceeds $500,000; or

                              (xiv) any Contract entered into outside of the ordinary course of business (including any lease or sublease to which the Parent or any of its Subsidiaries is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any other clause of this Section 4.17(a)(xiv) or involving payments or obligations in excess of $200,000 by the Parent or any of its Subsidiaries which are not terminable by the Parent or its Subsidiaries without penalty or premium on sixty days prior notice.

          The foregoing Contracts to which the Parent or any of its Subsidiaries is a party or are bound are collectively referred to herein as the “Parent Material Contracts.” Notwithstanding anything above, in the case of clauses (ii), (iii), (vi), (vii), (viii), (xi), and (xii), the Parent Material Contracts shall not include any Contract that (1) is terminable upon less than 60-days notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing or (3) provides for aggregate payments by the Parent or any of its Subsidiaries of less than $200,000 during the remaining term of such Contract following the Closing Date.

                    (b) Except as disclosed in Schedule 4.17(b) of the Parent’s Disclosure Schedule, neither the Parent nor any of its Subsidiaries are in breach or default and, to the Parent’s Knowledge, no other party to any of the Parent Material Contracts is in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Parent Material Contracts, except for such defaults which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

          Section 4.18 Brokers. No broker, finder or investment banker (other than KeyBanc Capital Markets (the “Financial Advisor”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent. The Parent has heretofore furnished to the Company true and complete information concerning the financial arrangements between the Parent and the Financial Advisor pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder. The Financial Advisor is entitled to a fee in the amount set forth on Schedule 4.18 of the Parent Disclosure Schedule including amounts that have been previously paid and is not entitled to any other brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

          Section 4.19 Opinion of Financial Advisor. The Financial Advisor has rendered to the Parent Board an opinion to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Parent Capital Stock (except the Company and its respective Affiliates). A true and correct copy of such opinion will be delivered to the Company solely for informational purposes after receipt thereof by the Parent.

Section 4.20 Anti-Takeover Legal Requirements.

                    (a) Prior to the date of this Agreement, the Parent has taken all actions necessary to exempt (i) the execution and delivery of this Agreement; (ii) the Merger; and (iii) the transactions contemplated hereby, under or make not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Legal Requirements and Takeover Statutes.

                    (b) The Parent and the Parent Board have taken all appropriate and necessary actions to render any and all limitations on ownership of the Parent Capital Stock as set forth in the Declaration of Trust, inapplicable to the Merger and the other transactions contemplated thereby.

          Section 4.21 Insurance. The Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Parent believes is reasonable for its business. The Parent or the applicable Parent Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Parent received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Parent’s industry. No such policy will terminate as a result of the Merger.

          Section 4.22 Voting Requirements. The affirmative vote of the holders of a majority of the Parent Capital Stock (voting together as a single class) entitled to be cast on the matter (the “Parent Shareholder Approval”) is the only vote of the holders of any class or series of beneficial interest of the Parent necessary or required to approve the Merger.

          Section 4.23 Affiliate Transactions. Since January 1, 2008, there have been no transactions or series of related transactions, or to the Knowledge of the Parent (after reasonable inquiry), and except as set forth on Schedule 6.4 of the Parent Disclosure Schedule, currently proposed transactions or series of related transactions, entered or to be entered into by the Parent or any of its Subsidiaries which are of the type required to be disclosed, or would be required to be disclosed if consummated, by the Parent pursuant to Item 404 of Regulation S-K under the Securities Act that are not so disclosed or have not been disclosed to the Company. True and complete copies of any Contracts relating to any such consummated transactions have been delivered or made available to the Company prior to the date hereof.

          Section 4.24 Investment Company Act of 1940. Neither the Parent nor any of the Parent Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.25 Receivables; Customers.

                    (a) All existing accounts receivable of the Parent represent valid obligations of customers or tenants of the Parent arising from bona fide transactions entered into in the ordinary course of business.

                    (b) Schedule 4.25(b) lists, and sets forth the amount of revenues received during the most recent fiscal year and fiscal quarter from, each customer, tenant or other Person that accounted for (i) more than $5,000,000 of the consolidated gross revenues of the Parent and its Subsidiaries in the most recently completed fiscal year, or (ii) more than $500,000 of the consolidated gross revenues of the Parent and its Subsidiaries in the most recently completed fiscal quarter. Neither the Parent nor its Subsidiaries has received any notice or other communication (in writing or otherwise), or received any other information, indicating that any customer or other Person identified in Schedule 4.25(b) may cease dealing with the Parent or its Subsidiaries or may otherwise materially reduce the volume of business transacted by such Person with the Parent or its Subsidiaries below historical levels.

          Section 4.26 Business Relationships. The relationships of the Parent with its customers, tenants, distributors, licensors, designers and suppliers are satisfactory in all material respects and the execution of this Agreement and the consummation of the Merger will not materially adversely affect the relationships of the Parent with such customers, distributors, licensors, designers and suppliers.

          Section 4.27 Full Disclosure. This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.1(g) and Section 8.1(h) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          Section 4.28 Certain Payments. Neither the Parent, any of its Subsidiaries, nor, to the Knowledge of the Parent, any of their respective trustees, officers, agents or employees, or any Representative or other Person associated with or acting for or on behalf of the Parent or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Parent or any Parent Subsidiary, in any such case, in violation of any Legal Requirement.

          Section 4.29 Tax Treatment. Neither the Parent nor any of its Subsidiaries or Affiliates has taken or agreed to take any action or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

          Section 4.30 Disclaimer of Other Representations and Warranties. The Parent does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by the Parent to make any representation or warranty relating to the Parent or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Parent.

ARTICLE V.
COVENANTS OF THE COMPANY

          Section 5.1 Access to Information.

                    (a) The Company will provide the Parent and the Parent’s counsel, accountants and other representatives and agents with reasonable access (in relation to the Parent’s status as a party to this Agreement), upon reasonable prior notice and during normal business hours, to the books and records of the Company and will furnish the Parent with such financial and operating data and other information with respect to the business, personnel and properties of the Company and the Company Subsidiaries or the transactions contemplated hereby as the Parent shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonably prior notice with a representative of the Company present, and in such manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, (b) shall not include speaking with employees, customers or suppliers of the Company or any of its Subsidiaries without the prior consent of the Company, other than to the extent such customers or suppliers are customers of or suppliers to the Parent or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

                    (b) The Parent will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company or its Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement.

          Section 5.2 Information for Registration Statement and Proxy Statement for the Parent’s Shareholders. The Company will promptly furnish to the Parent such data and information relating to it and its Subsidiaries as the Parent may reasonably request for the purpose of including such data and information in the Registration Statement and Proxy Statement and any amendments or supplements.

          Section 5.3 Conduct of Business. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 5.3 of the Company Disclosure Schedule or (iii) as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), after the date hereof:

                    (a) (1) Subject to the restrictions set forth in clause (a)(2), the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations, keep available in all material respects the services of its present officers, trustees and employees (except that the Parent agrees that it shall not be a breach of this provision if any employees of the Company or any of its Subsidiaries choose to voluntarily terminate their employment with the Company or such Subsidiary, as applicable, after the date hereof), and (2) the Company will not, and will not, to the extent such Subsidiary is controlled by the Company or its Affiliates, permit any of its Subsidiaries, to:

                              (i) other than in connection with the Merger, authorize, issue or commit to issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of beneficial interest or other equity interests in the Company, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities, except for the issuance of Company Stock upon the exercise of, and in accordance with, Options granted prior to the date hereof;

                              (ii) split up, combine or reclassify any shares of beneficial interest or other equity interests in the Company;

                              (iii) purchase, redeem or otherwise acquire any shares of beneficial interest or other equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company;

                              (iv) (A) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company, or any of its Subsidiaries, other than to employees in the ordinary course of business consistent with past practice; provided, however, that no such increases shall increase the number of weeks of severance, if any, that the Company is obligated to pay such employees or the terms of the Company’s severance plans, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable Legal Requirements or the terms of a collective bargaining agreement, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted shares, or the removal of existing restrictions in any agreements or awards made thereunder), (G) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement, (H) amend or modify any Company Share Plan, (I) grant or promise any tax offset payment award under any Company Share Plan, (J) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee, except advances to employees in the ordinary course of business consistent with past practice, (K) make any loan or cash advance to any current or former consultant or independent contractor, or (L) hire any officers, consultants or employees other than in the ordinary course of business consistent with past practice and only to the extent such hires are reasonably necessary to replace employees no longer employed after the date hereof or to staff new facilities;

                              (v) subject to the provisions of Section 5.4, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                              (vi) subject to the provisions of Section 5.4, except for transactions disclosed on Schedule 5.3 of the Company Disclosure Schedule, transfer, sell, lease (other than as lessee pursuant to leases in effect as of the date hereof), license, sell and leaseback, mortgage (except as otherwise permitted pursuant to Schedule 5.3 of the Company Disclosure Schedule), encumber or otherwise dispose of or assign any (i) Company Properties (ii) of the Company’s or any Subsidiary’s interest in the Leased Properties or (iii) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) or permit any (x) Company Properties, (y) of the Company’s or any Subsidiary’s interest in the Leased Properties or (z) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) to be subjected to any Liens, other than Permitted Liens, except (A) to the extent such Lien is made or incurred in the ordinary course of business consistent with past practice, or (B) to the extent such Lien does not materially affect the value of, or interfere with the business or the operation of, the Company Properties and the Leased Properties taken as a whole;

                              (vii) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of the Company Charter or Bylaws (or equivalent organizational document);

                              (viii) enter into, or become obligated under, or change, amend, terminate or otherwise modify except in the ordinary course of business consistent with past practice any Company Material Contract (other than as otherwise permitted by this Section 5.3), or fail to enforce any material rights or claims of the Company under any Contract in a manner reasonably likely to result in a Company Material Adverse Effect;

                              (ix) make or commit to make capital expenditures except (A) in the ordinary course of business consistent with past practice, (B) for expenditures the Company reasonably deems necessary to address emergency situations, (C) to ensure compliance with applicable Legal Requirements, (D) to cure a default under a material agreement, or (E) as set forth in Schedule 5.3 of the Company Disclosure Schedule;

                              (x) (A) incur any Indebtedness for borrowed money other than borrowings in the ordinary course of business consistent with past practice, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to any Person other than the Company or any of its direct or indirect Subsidiaries in an amount in excess of $500,000 individually or $5,000,000 in the aggregate other than the repayment of Indebtedness existing as of the date hereof in accordance with its terms; provided, however, that the Company may take any of the actions proscribed by this Section 5.3(a)(x) with the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

                              (xi) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates (other than replacement of such existing hedging agreements or other financial agreements or arrangements required by the Company’s Contracts related to Indebtedness, following reasonable consultation with the Parent); provided, however, that the Company may enter into such agreements with the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

                              (xii) acquire by merging or consolidating with, or by purchasing all or substantially all, or a portion of all, the assets, capital stock (or equivalent thereof) or other equity securities of any other Person, or any business division, assets or properties of any other Person or otherwise organize or acquire control or ownership of any other Person for an amount exceeding $500,000 individually or $2,000,000 in the aggregate;

                              (xiii) make, amend or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by any Legal Requirement, or (ii) necessary to preserve the status of the Company as a REIT or of any Subsidiary of the Company (other than any taxable REIT subsidiary or qualified REIT subsidiary) as a partnership or disregarded entity for federal income tax purposes, waive or extend the statute of limitations with respect to any Taxes, or settle or compromise any material liability for Taxes (other than settling appeals of property Tax valuations) or amend any Tax Return; provided, however, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gains dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a taxable REIT subsidiary;

                              (xiv) enter into any Tax Protection Agreement;

                              (xv) make any material changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other Legal Requirement, recommended by the Company’s independent auditors;

                              (xvi) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes, as a REIT, as a Qualified REIT Subsidiary, or as a Taxable REIT Subsidiary under Section 856(l) of the Code, as the case may be;

                              (xvii) make any payments or incur any liability or obligation to or for the benefit of any Third Party for the purpose of obtaining any consent from such Third Party to the Merger or the transactions contemplated hereunder in excess of $500,000 individually or $5,000,000 in the aggregate;

                              (xviii) initiate, compromise or settle any litigation or arbitration proceeding (A) relating to this Agreement or the transactions contemplated hereby or (B) material to the Company and its Subsidiaries, taken as a whole;

                              (xix) open or close any facility or office material to the Company and its Subsidiaries, taken as a whole;

                              (xx) adopt or implement any shareholder rights plan or similar device or arrangement; or

                              (xxi) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

                    (b) The Company will advise the Parent as soon as reasonably practicable of (and, in the case of any written notice, provide to the Parent a copy of):

                               (i) the commencement of or, to the Knowledge of the Company, any threat in writing of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective trustees, officers or agents (in their capacities as such);

                              (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                              (iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                              (iv) in furtherance and not in limitation of Section 5.1(a), 7.1 and 7.2, a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws in connection with this transaction or outside of the ordinary course of business which, in each case, would be reasonably likely to result in a Company Material Adverse Effect.

                    (c) The Company will, and will cause each of its Subsidiaries to, comply with all Legal Requirements applicable to the Business, except to the extent failure to so comply would not be reasonably likely to result in a Company Material Adverse Effect.

                    (d) The Company shall provide to the Parent a summary of the amounts outstanding on its and its Subsidiaries’ revolving credit arrangements on a monthly basis.

                    (e) Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

          Section 5.4 No Solicitation.

                    (a) Except as provided in this Section 5.4(a) or in Section 5.3(b), the Company shall not, and it shall cause its Subsidiaries and its and their respective officers, trustees, employees, agents and representatives (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any inquiries regarding, or the submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal; provided, however, that (without limiting the rights of the Parent hereunder) nothing contained in this Section 5.4 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any disclosure to shareholders with regard to an Acquisition Proposal that the Company Board determines in good faith, and in consultation with its legal advisors, is required to be disclosed by any Legal Requirement. Upon execution of this Agreement, the Company shall, and it shall cause the Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall immediately request the return or destruction of all confidential information regarding the Company or its Subsidiaries provided to any Person or group prior to the date of this Agreement pursuant to the terms of any applicable Third Party Confidentiality Agreements, and the Company shall use commercially reasonable efforts to enforce (to the extent the Company has Knowledge of a breach by the other party thereto), and shall not waive any of the provisions of, any such Third Party Confidentiality Agreement. Notwithstanding the foregoing, prior to the date of the Company Shareholders’ Meeting, the Company and the Representatives may furnish information concerning its and its Subsidiaries’ business, properties or assets to any Person or group (so long as such Person or group is not in breach of the “standstill” provisions of any Third Party Confidentiality Agreement), and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (w) such Person or group has submitted an unsolicited Acquisition Proposal which did not result from a material breach by the Company, any of its Subsidiaries or any Representative of the terms and conditions set forth herein and which the Company Board believes in good faith (after consultation with its legal and financial advisors) is reasonably likely to lead to a Superior Proposal; (x) if the Company Board determines in good faith (after consultation with its legal advisors) that failing to do so would be inconsistent with its fiduciary duties, including the standards of conduct set forth in the MGCL, (y) prior to providing any non-public information permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such Person or Group on reasonable and customary terms, and (z) the Company shall provide the Parent a copy of any non-public information to be provided pursuant to this sentence prior to furnishing such information to such Person or group.

                    (b) Except as set forth in this Section 5.4(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, prior to the date of the Company Shareholders’ Meeting, the Company Board may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (each, a “Subsequent Determination”), in each case if (x) the Company shall not have violated its obligations under this Section 5.4 in any material respect and shall have received a Superior Proposal, (y) the Company Board shall have determined in good faith (after consultation with its legal advisors) that failing to take such action would be inconsistent with its fiduciary duties, including the standards of conduct set forth in the MGCL, and (z) prior to taking such action, the Company provides four Business Days written notice to the Parent advising the Parent that the Company Board has made the determination described in clause (y) immediately above and complies with Section 9.1(f).

                    (c) From and after the date of this Agreement, the Company shall promptly (but in any event within 24 hours) advise the Parent of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal received by the Company and keep the Parent informed as to the status of and any material developments regarding any such inquiries, requests, proposals or offers. Any such notice shall be made in writing and shall indicate the material terms and conditions thereof (including the identity of the party making the Acquisition Proposal and a copy of the Acquisition Proposal and any modifications thereto).

          Section 5.5 Tax Matters.

                    (a) From the date of this Agreement until the Effective Time, each of the Company and its Subsidiaries will duly and timely file all Tax Returns and other documents required to be filed by it with federal, state, local and foreign Governmental Authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that such extensions do not adversely affect the Company’s status as a REIT under the Code.

                    (b) The Company and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions to such Taxes, “Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

                    (c) The Company shall provide the Parent an opinion of Bass, Berry & Sims PLC, or other counsel to the Company reasonably satisfactory to the Parent, dated as of the date of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for the Company’s taxable year ended December 31, 2008 and that the Company’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Such opinion shall be based upon customary assumptions and customary representations made by the Company and its Subsidiaries, and such opinion shall be subject to such changes or modifications as may be deemed necessary or appropriate by Bass, Berry & Sims PLC (or such counsel rendering the opinion and as shall be reasonably satisfactory to Parent).

          Section 5.6 Director Resignations. The Company shall obtain and deliver to the Parent at the Closing evidence reasonably satisfactory to the Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by the Parent to the Company in writing at least fifteen (15) business days prior to the Closing.

ARTICLE VI.
COVENANTS OF PARENT

          The Parent covenants and agrees with the Company that, at all times before the Closing and to the extent specified, after the Closing, the Parent at its expense will comply and will cause Parent Advisory or the Surviving Corporation, as the case may be, to comply with all covenants and provisions of this Article VI, except to the extent otherwise expressly required or permitted by this Agreement.

          Section 6.1 Obligation of the Parent to Make Merger Effective. The Parent shall take all legally permitted actions necessary on its part to carry out the transactions contemplated hereby. The Parent will consent in writing to the approval of this Agreement and the Merger in accordance with applicable Legal Requirements.

          Section 6.2 Access to Information.

                    (a) The Parent and Parent Advisory will provide the Company’s counsel, accountants and other representatives and agents with reasonable access (in relation to the Company’s status as a party to this Agreement), upon reasonable prior notice and during normal business hours, to the books and records of the Parent and Parent Advisory and will furnish the Company with such financial and operating data and other information with respect to the business, personnel and properties of the Parent and Parent Advisory or the transactions contemplated hereby as the Company shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonably prior notice with a representative of the Parent present, and in such manner as not to interfere unreasonably with the operation of the business of the Parent or Parent Advisory, (b) shall not include speaking with employees, customers or suppliers of the Parent or Parent Advisory without the prior consent of the Parent, other than to the extent such customers or suppliers are customers of or suppliers to the Company or any of its Subsidiaries, and (c) neither the Parent, Parent Advisory nor any of the Parent’s Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

                    (b) The Company will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Parent or Parent Advisory or their Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement.

          Section 6.3 Information for Registration Statement and Proxy Statement for the Company’s Shareholders. The Parent will promptly furnish to the Company such data and information relating to it and Parent Advisory as the Company may reasonably request for the purpose of including such data and information in the Registration Statement and Proxy Statement and any amendments or supplements thereto used by the Company to obtain the necessary shareholder approval of the Merger.

          Section 6.4 Conduct of Business. The Parent and Parent Advisory covenant and agree that prior to the Effective Time, except (i) as expressly provided in this Agreement, or (ii) as agreed in writing by Company, after the date hereof:

                    (a) Subject to the restrictions set forth in clause (a)(2), the Parent and Parent Advisory will, and will cause each of the Parent’s Subsidiaries to, conduct its business in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations, keep available in all material respects the services of its present officers, trustees and employees (except that the Parent agrees that it shall not be a breach of this provision if any employees of the Parent or any of its Subsidiaries choose to voluntarily terminate their employment with the Parent or such Subsidiary, as applicable, after the date hereof), and (2) the Parent and Parent Advisory will not, and will not permit any of the Parent’s Subsidiaries to:

                              (i) authorize, issue or commit to issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of beneficial interest or other equity interests in the Parent, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities, except for the issuance of the Parent Capital Stock upon the exercise of, and in accordance with, Options granted prior to the date hereof; provided, however, that nothing herein shall prohibit the Parent from (A) making automatic option grants or restricted share grants to directors or employees of the Parent pursuant to the employee benefit plans of the Parent, or (B) issuing the Parent Capital Stock pursuant to the terms of the employee benefit plans of the Parent;

                              (ii) split up, combine or reclassify any shares of beneficial interest or other equity interests in the Company;

                              (iii) purchase, redeem or otherwise acquire any shares of beneficial interest or other equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company;

                              (iv) adopt or effect a plan of complete or partial liquidation or dissolution as to the Parent or Parent Advisory;

                              (v) except for transactions disclosed on Schedule 6.3 of the Parent Disclosure Schedule, transfer, sell, lease (other than as lessee pursuant to leases in effect as of the date hereof), license, sell and leaseback, mortgage (except as otherwise permitted pursuant to Schedule 6.4 of the Parent Disclosure Schedule), encumber or otherwise dispose of or assign any (i) of the Parent Properties (ii) of the Parent’s or any Subsidiary’s interest in the Parent Leased Properties or (iii) other material assets (including any contracts or stock (or equivalent thereof of the Parent’s Subsidiaries) or permit any (x) Parent Properties, (y) of the Parent’s or any Subsidiary’s interest in the Parent Leased Properties or (z) other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) to be subjected to any Liens, other than Permitted Liens, except (A) to the extent such Lien is made or incurred in the ordinary course of business consistent with past practice, or (B) to the extent such Lien does not materially affect the value of, or interfere with the business or the operation of, the Parent Properties and the Parent Leased Properties taken as a whole;

                              (vi) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Amended and Restated Declaration of Trust or Bylaws (or equivalent organizational document);

                              (vii) enter into, or become obligated under, or change, amend, terminate or otherwise modify except in the ordinary course of business consistent with past practice any Parent Material Contract (other than as otherwise permitted by this Section 6.4), or fail to enforce any material rights or claims of the Parent under any Contract in a manner reasonably likely to result in a Parent Material Adverse Effect;

                              (viii) make or commit to make capital expenditures except (A) in the ordinary course of business consistent with past practice, (B) for expenditures the Parent reasonably deems necessary to address emergency situations, (C) to ensure compliance with applicable Legal Requirements, (D) to cure a default under a material agreement or (E) as set forth in Schedule 6.4 of the Parent Disclosure Schedule;

                              (ix) (A) incur any Indebtedness for borrowed money other than borrowings pursuant to the Parent’s and its Subsidiaries’ revolving credit arrangements in effect on the date hereof in the ordinary course of business consistent with past practice, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to any Person other than the Parent or any of its direct or indirect Subsidiaries in an amount in excess of $5,000,000 other than the repayment of Indebtedness existing as of the date hereof in accordance with its terms; provided, however, that the Parent may take any of the actions proscribed by this Section 6.4(a)(ix) with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

                              (x) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Parent or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates (other than replacement of such existing hedging agreements or other financial agreements or arrangements required by the Parent’s Contracts related to Indebtedness, following reasonable consultation with the Company); provided, however, that the Parent may enter into such agreements with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

                              (xi) acquire by merging or consolidating with, or by purchasing all or substantially all, or a portion of all, the assets, capital stock (or equivalent thereof) or other equity securities of any other Person, or any business division, assets or properties of any other Person or otherwise organize or acquire control or ownership of any other Person;

                              (xii) make, amend or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by any Legal Requirement, or (ii) necessary to preserve the status of the Parent as a REIT or of any Subsidiary of the Parent (other than any taxable REIT subsidiary or qualified REIT subsidiary) as a partnership or disregarded entity for federal income tax purposes, waive or extend the statute of limitations with respect to any Taxes, or settle or compromise any material liability for Taxes (other than settling appeals of property Tax valuations) or amend any Tax Return; provided, that nothing in this Agreement shall preclude the Parent from designating dividends paid by it as “capital gains dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a taxable REIT subsidiary;

                              (xiii) enter into any Tax Protection Agreement;

                              (xiv) make any material changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other Legal Requirement, recommended by the Parent’s independent auditors or made pursuant to instructions, comments or orders from the SEC;

                              (xv) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Parent to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes, as a REIT, as a Qualified REIT Subsidiary, or as a Taxable REIT Subsidiary under Section 856(l) of the Code, as the case may be;

                              (xvi) make any payments or incur any liability or obligation to or for the benefit of any Third Party for the purpose of obtaining any consent from such Third Party to the Merger or the transactions contemplated hereunder in excess of $500,000 individually or $5,000,000 in the aggregate;

                              (xvii) initiate, compromise or settle any litigation or arbitration proceeding (A) relating to this Agreement or the transactions contemplated hereby or (B) material to the Parent and its Subsidiaries, taken as a whole;

                              (xviii) open or close any facility or office material to the Parent and its Subsidiaries, taken as a whole;

                              (xix) adopt or implement any shareholder rights plan or similar device or arrangement; or

                              (xx) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

                    (b) The Parent will advise the Company as soon as reasonably practicable of (and, in the case of any written notice, provide to the Company a copy of):

                              (i) the commencement of or, to the Knowledge of the Parent, any threat in writing of any material claim, litigation, action, suit, inquiry or proceeding involving the Parent, any of its Subsidiaries, their respective properties or assets, or, to the Knowledge of the Parent, involving any of their respective trustees, officers or agents (in their capacities as such);

                              (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                              (iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                              (iv) in furtherance and not in limitation of Section 6.1, 8.1 and 8.2, a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws in connection with this transaction or outside of the ordinary course of business which, in each case, would be reasonably likely to result in a Parent Material Adverse Effect.

                    (c) The Parent will, and will cause each of its Subsidiaries to, comply, in all material respects, with all Legal Requirements applicable to their business, except to the extent failure to do so would not be reasonably likely to result in a Parent Material Adverse Effect.

          Section 6.5 Indemnification Rights.

                    (a) The Company and the Surviving Corporation agree that all rights to indemnification and advancement of expenses and exculpation and release now existing in favor of the officers and trustees of the Parent or any of its Subsidiaries (including any Person who was or becomes a trustee or officer prior to the Effective Time) (the “Indemnified Parties”) under Maryland REIT Law, the MGCL or as provided in the Parent’s or any of its Subsidiaries’ articles of incorporation, declaration of trust, bylaws, resolutions or any other written agreement between them with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six-year period which have not been resolved prior to the expiration of such six-year period, until such matters are finally resolved), and the Company shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation shall, honor all such rights to the fullest extent of the law. The Company shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the trustees’ and officers’ liability insurance maintained by the Parent (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided, however, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section 6.5(a) in excess of 200% of the aggregate premiums paid by the Parent in 2008 for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Company shall use commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that officers and trustees of the Parent or any Subsidiary may be required to make application and provide customary representations and warranties to the Company’s insurance carrier for the purpose of obtaining such insurance. Until the sixth anniversary of the Effective Time, the Company and its Affiliates shall not amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of incorporation or bylaws (or comparable charter documents) of the Surviving Corporation or its Subsidiaries in such a manner as would adversely affect the rights of any individual who has served as a trustee or officer of the Parent or its Subsidiaries prior to the Effective Time to be indemnified in respect of their serving in such capacities prior to the Effective Time.

                    (b) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                    (c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to any Legal Requirement, contract or otherwise.

                    (d) In the event the Parent or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of the Parent shall assume the obligations set forth in this Section 6.5.

          Section 6.6 Tax Matters.

                    (a) From the date of this Agreement until the Effective Time, each of the Parent and its Subsidiaries will duly and timely file all Tax Returns and other documents required by them to be filed with federal, state, local and foreign Governmental Authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that such extensions do not adversely affect the Parent’s status as a REIT under the Code.

                    (b) The Parent and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

                    (c) The Parent shall provide the Company an opinion of Bass, Berry & Sims PLC, or other counsel to the Parent reasonably satisfactory to the Company, dated as of the date of the Closing Date, opining that the Parent has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code commencing with the Parent’s taxable year ended December 31, 2006 and through the Parent’s taxable year ended December 31, 2008 and that the Parent’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Such opinion shall be based upon customary assumptions and customary representations made by the Parent and its Subsidiaries, and such opinion shall be subject to such changes or modifications as may be deemed necessary or appropriate by Bass, Berry & Sims PLC (or such counsel rendering the opinion and as shall be reasonably satisfactory to Company).

          Section 6.7 Deregistration. The Parent and the Surviving Corporation shall cause the Company Stock and the Parent Capital Stock to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII.
COVENANTS OF ALL PARTIES

          Section 7.1 Shareholder Approval; Preparation of Proxy Statement and Registration Statement.

                    (a) As promptly as practicable following the date hereof, the Company and the Parent shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Stock at the Company Shareholders’ Meeting (as defined below) and to holders of the Parent Capital Stock at the the Parent Shareholders’ Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement”), and the Company shall prepare and file with the SEC the Registration Statement (of which the Proxy Statement will be a part). The Parent and the Company shall use their commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Parent and the Company will cause the Proxy Statement to be disseminated to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company, acting through the Company Board, shall, subject to its fiduciary duties under the MGCL, have included in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company approve the Merger and adopt this Agreement. The Parent, acting through its board of trustees, shall have included in the Proxy Statement the recommendation of the Parent’s board of trustees that the shareholders of the Parent approve the Share Issuance. All correspondence and communications to the SEC made by the Company or the Parent with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company or the Parent shall be provided to the other party at the time of submission to the SEC.

                    (b) The Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that the Company, in connection with a Subsequent Determination, may amend or supplement the Proxy Statement pursuant to a Qualifying Amendment (as defined below) to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to the Parent and its Affiliates or their business, financial condition or results of operations. “Qualifying Amendment” means an amendment or supplement to the Proxy Statement to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the foregoing.

                    (c) If at any time prior to the Effective Time, any information relating to the Parent or the Company, or any of their respective Affiliates, officers, directors or trustees, should be discovered by the Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and the Parent.

                    (d) The Company shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting this Agreement, approving the Merger and approving the Share Issuance (the “Company Shareholders’ Meeting”). The Company shall, subject to the provisions of Section 5.4, (i) use commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of adoption of this Agreement, approval of the Merger and approval of the Share Issuance for the Company Shareholders’ Meeting and (ii) recommend to its shareholders the adoption of this Agreement, the approval of the Merger and the approval of the Share Issuance.

                    (e) The Parent shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”) for the purpose of adopting this Agreement and approving the Merger. The Parent shall (i) use commercially reasonable efforts to solicit from shareholders of the Parent proxies in favor of adoption of this Agreement and approval of the Merger for the Parent Shareholders’ Meeting and (ii) recommend to its shareholders the adoption of this Agreement and the approval of the Merger. The Parent board of trustees shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of this Agreement and the Merger.

                    (f) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated, the Company shall not be required to hold the Company Shareholders’ Meeting and the Parent shall not be required to hold the Parent Shareholders’ Meeting.

          Section 7.2 Voting of Shares. The Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Company Shareholders’ Meeting in favor of adoption of this Agreement, approval of the Merger and approval of the Share Issuance. The Company shall vote all shares of the Parent Capital Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Parent Shareholders’ Meeting in favor of adoption of this Agreement and approval of the Merger.

          Section 7.3 Commercially Reasonable Efforts.

                    (a) Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits or Consents from Persons, including Third Parties and the making of all other necessary registrations, notices and filings (including other filings with Governmental Entities, if any), (ii) the preparation of the Proxy Statement, (iii) the preparation of the Registration Statement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                    (b) Each of the Parent and the Company shall use commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission to any Governmental Entity.

                    (c) Each of the Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all required Permits and Consents under any Legal Requirements, use commercially reasonable efforts to (i) subject to Legal Requirements and provided that parties may redact any discussion of the value of this or alternative transactions, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, and (ii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Entity, in each case regarding the Merger contemplated hereby.

                    (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition law, each of the Parent and the Company agrees to use commercially reasonable efforts (which under no circumstances shall involve divesting of material assets) to resolve any antitrust concerns, federal, state, foreign or private, obtain all Permits and Consents and obtain termination of the waiting period under the HSR Act or any other applicable Legal Requirements and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company shall cooperate with the Parent in all respects in responding thereto, and each shall use its respective commercially reasonable efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

                    (e) In connection with the obtaining of Consents from Third Parties or obviating the need to obtain such Consents, if requested in writing by the other party hereto, each of the Company and the Parent shall, or shall cause its Subsidiaries to, execute any documents, agreements and instruments and take such other actions to the extent practicable, in accordance with Legal Requirements and its charter or Declaration of Trust and Bylaws and the applicable formation and governing contracts of its Subsidiaries (including forming Subsidiaries and transferring properties or assets of such party to such Subsidiaries).

          Section 7.4 Listing. Upon the determination of the Parent in its sole discretion that a listing of the Company Stock is advisable and in the best interest of the Surviving Corporation, the Parent and the Company shall use commercially reasonable efforts to cause the shares of Company Stock to be issued in the Merger and by the transactions contemplated by this Agreement and the Company Stock to be reserved for issuance upon exercise of Options (the “Share Issuance”) to be approved for listing, upon official notice of issuance, on a nationally-recognized securities exchange or quotation system.

          Section 7.5 Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to the Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to the Parent, in connection with restrictions on affiliates under Rule 145.

          Section 7.6 Section 16(b). The Parent, Parent Advisory, and the Company shall take all such steps as may be required to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of the Company by each individual who (a) is a director or officer of the Parent, or (b) at the Effective Time will become a director or officer of the Surviving Corporation, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          Section 7.7 Company Indebtedness. With respect to the instruments of Indebtedness set forth on Schedule 7.7 of the Company Disclosure Schedule (collectively, the “Assumed Indebtedness”), the Company shall execute and deliver to the directors or other representatives in accordance with the terms of the respective Assumed Indebtedness, supplemental indentures or other instruments, in form reasonably satisfactory to the respective directors or other representatives, expressly assuming the obligations of the Parent and/or any of its Subsidiaries under such indentures with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion and redemption obligations, if any, under, all debt securities issued by the Parent and/or any of its Subsidiaries under the Assumed Indebtedness and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indebtedness to be kept or performed by the Parent and/or any of its Subsidiaries and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indebtedness. The Parent and its Subsidiaries shall provide, and shall cause their respective officers, employees and Representatives to provide, all cooperation reasonably requested by the Company in connection with the repayment, defeasance, modification, refinancing, or assumption, effective upon the Closing of all rights and obligations of the Parent and its Subsidiaries in respect of Indebtedness and any equity financing arrangements of the Company. Such cooperation shall include, but not be limited to, the preparation and delivery of any required certificates, supplemental indentures, notices, supplemental agreements and other customary documents and deliverables.

          Section 7.8 Dividends. From and after the date of this Agreement, each of the Company and the Parent shall not declare or pay any dividend or distribution to its shareholders without the prior written consent of the other party; provided, however, that the written consent of such other party shall not be required for the authorization and payment of (i) regular quarterly dividends that are paid at rates, and with record and payment dates fixed, in accordance with past practice or (ii) additional distributions required by the Code for either the Company or the Parent to maintain its REIT status or necessary to eliminate any federal Tax liability, after giving effect to any payments made pursuant to clauses (a) above.

          Section 7.9 The Parent Board of Directors. At the Effective Time, the Parent shall take all requisite action to cause all of the members of the Parent Board and all of the members of the Company Board to constitute the board of directors of the Surviving Corporation.

          Section 7.10 Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Closing, or would reasonably be expected to cause any condition set forth in Article VIII not to be satisfied in any material respect at the Closing, and (ii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided however that no such notification (except, with respect to the representations and warranties of the Company, regarding developments arising from events occurring after the date hereof) shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          Section 7.11 Reorganization Qualification. Each of the Company, the Parent and Parent Advisory shall use all commercially reasonable efforts to cause the Merger to qualify, and shall not take any action which could prevent the Merger from qualifying, as a 368 Reorganization.

          Section 7.12 Public Announcements. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Parent and the Company. Thereafter, the Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by any Legal Requirement. Notwithstanding the foregoing, without prior consent of the other parties, each party to this Agreement (a) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with any Legal Requirement and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

          Section 7.13 Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the right and duty of each party’s trust managers to act in a manner consistent with their obligations under Applicable Law, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the other parties in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any Applicable Law or any contract, agreement or instrument to which the parties or their Subsidiaries are a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations, other filings or submissions of information requested by a Governmental Authority, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

ARTICLE VIII.
CONDITIONS OF MERGER

          Section 8.1 Conditions to the Obligations of each Party to Effect the Merger. The respective obligations of each of the Parent, Parent Advisory and the Company to effect the Merger are subject to the satisfaction or waiver by consent of the other parties, at or prior to the Effective Time, of each of the following conditions:

                    (a) The Re-domestication Transaction. The Re-domestication Transaction shall have been approved by the Parent shareholders at the annual meeting of shareholders of the Parent, and the Re-domestication Transaction shall have been completed.

                    (b) Shareholder Approval. The Company Shareholders’ Meeting shall have been held and the Company’s shareholders shall have approved the matters provided for and as contemplated in Section 7.2(d) hereof. The Parent Shareholders’ Meeting shall have been held and the Parent’s shareholders shall have approved the matters provided for and as contemplated in Section 7.2(e) hereof.

                    (c) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Authority required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

                    (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Authority or competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to the Parent or the Company asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                    (e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

                    (f) 368 Reorganization. The Parent and the Company shall have received an opinion of Bass, Berry & Sims PLC in form and substance reasonably satisfactory to the Parent and the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger should be treated for federal income tax purposes as a 368 Reorganization and that each of the Parent, the Company and Parent Advisory should be a party to the reorganization within the meaning of Section 368(b) of the Code.

                    (g) Representations and Warranties. Each of the representations and warranties made by the other parties in this Agreement that is qualified by reference to materiality or Company Material Adverse Effect or Parent Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the other parties in this Agreement shall be true and correct in all material respects, in each case of the date of this Agreement and at and as of the Closing Date as if made on that date (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). The Company shall have received a certificate signed by an authorized officer on behalf of the Parent and Parent Advisory, dated as of the Closing Date, to the foregoing effect. The Parent shall have received a certificate signed by an authorized officer on behalf of the Company, dated as of the Closing Date, to the foregoing effect. No representation or warranty of a party contained in this Agreement will be affected or deemed waived or otherwise impaired or limited by reason of any investigation by the other parties or their representatives pursuant to Section 5.1(a) and Section 6.2(a) hereof or otherwise, except in each case to the extent that on or before the Closing Date, the other parties have actual knowledge of any facts, events or circumstances that would cause the representation or warranty of the other Party in question to be untrue.

                    (h) Performance and Obligations of the Parties. The parties to this Agreement shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time The Company shall have received a certificate signed by an authorized officer on behalf of each of the Parent and Parent Advisory, and the Parent shall have received a certificate signed by an authorized officers on behalf of the Company, in each case dated as of the Closing Date, to the foregoing effect.

                    (i) Consents. All consents or approvals listed in Schedule 3.5(a) of the Company Disclosure Schedule and in Schedule 4.5(a) of the Parent Disclosure Schedule, and any other consents or approvals, the absence of which would, or would reasonably be expected to, result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, shall have been obtained and the Company or the Parent shall have received the respective copies of the consents of other party in form and substance reasonably satisfactory to them.

          Section 8.2 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 Termination. This Agreement may be terminated at any time before the Effective Time:

                    (a) By mutual written consent of the Parent Board and the Company Board; or

                    (b) By either the Parent or the Company, if any Governmental Authority shall have issued a final and nonappealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                    (c) By either the Parent or the Company, if any U.S. federal or state Legal Requirement that makes consummation of the Merger illegal shall be in effect or shall have been enacted or adopted since the date of this Agreement and shall remain in effect; or

                    (d) By either the Parent or the Company, if (i) the shareholders of the Company fail to approve the Merger or Share Issuance upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof or (ii) the shareholders of the Parent fail to approve the Merger upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof; or

                    (e) By the Parent:

                              (i) if the Company has approved a Superior Proposal in accordance with Section 5.4(b); provided, however, that this Agreement may be terminated by the Company pursuant to this Section 9.1(e)(i) only after the fourth Business Day following the Company’s delivery of written notice to the Parent advising the Parent that the Company Board is prepared to accept a Superior Proposal setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of the Company Stock the shareholders of the Company will receive and the definitive agreements pursuant to which such Superior Proposal would be implemented (the “Superior Proposal Notice”) only if (i) during such four Business Day period, if requested by the Parent, the Company has caused its financial and legal advisors to negotiate with the Parent in good faith to propose adjustments in the terms and conditions of this Agreement and (ii) the Parent Board has considered such proposed adjustments in the terms and conditions of this Agreement and has concluded in good faith, after consultation with its financial and legal advisors, that the Acquisition Proposal as set forth in the Superior Proposal Notice remains a Superior Proposal even after giving effect to the adjustments proposed by the Parent and provided that, immediately prior to and as a condition of such termination, the Parent shall comply with its obligations under the terms of Section 9.2; or

                              (ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 8.1(g) or 8.1(h) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of (x) thirty Business Days after the giving of written notice by the Parent to the Company and (y) the Outside Date (as defined below); provided, that the Parent shall not have the right to terminate this Agreement pursuant to this clause (ii) if the Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 8.1(g) or 8.1(h) would not be satisfied; or

                              (iii) if the Closing shall not have occurred on or before December 31, 2009 (the “Outside Date”); provided that the Parent may not terminate this Agreement pursuant to this Section 9.1(e)(iii) if the Parent is in material breach of this Agreement.

                    (f) By the Company:

                              (i) If the Parent Board shall have (w) withdrawn, or modified or changed in a manner adverse to the Company its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (x) recommended or approved an Acquisition Proposal, (y) adopted any resolution to effect any of the foregoing, or (z) failed to reconfirm its recommendation of this Agreement within five Business Days after being requested in writing by the Company to do so (except as permitted by Section 5.4(b)); or

                               (ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Parent contained in this Agreement such that the condition set forth in either Section 8.1(g) or 8.1(h) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of thirty Business Days after the giving of written notice by the Company to the Parent and the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 8.1(g) or 8.1(h) would not be satisfied; or

                               (iii) if the Closing shall not have occurred on or before the Outside Date; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(f)(iii) if the Company is in material breach of this Agreement.

          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent, Parent Advisory or the Company, except (i) that the terms and conditions set forth in this Article IX shall continue to remain in full force and effect notwithstanding any such termination, (ii) as otherwise provided in Section 10.2, and (iii) that nothing contained herein shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X.
MISCELLANEOUS

          Section 10.1 Entire Agreement. This Agreement, together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents and instruments referred to herein that are to be delivered at the Closing, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior or contemporaneous agreements, written or oral, among the parties or their respective Affiliates with respect thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          Section 10.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 9.1, as the case may be, except that the agreements set forth in Article I, Article II and Section 6.5, and (to the extent applicable to any of the foregoing) Article X shall survive the Effective Time indefinitely and those set forth in Section 5.1(b), Section 6.2(b), Section 9.2 and (to the extent applicable to any of the foregoing) Article X shall survive termination indefinitely.

          Section 10.3 Amendments and Waivers.

                    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Parent Shareholder Approval or Company Shareholder Approval is obtained, no such amendment or waiver shall, without the further approval of those shareholders, make any change that would require such approval under Maryland REIT Law or the MGCL.

                    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

          Section 10.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

                    (a) if to the Parent or Parent Advisory:

AmREIT
8 Greenway Plaza
Houston, Texas 77046
Attention:
Facsimile:

With a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Attention: John A. Good, Esq.
Facsimile: (888) 543-4644

                    (b) if to the Company:

REITPlus, Inc.
8 Greenway Plaza
Houston, Texas 77046
Attention:
Facsimile:

With a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Attention: John A. Good, Esq.
Facsimile: (888) 543-4644

          Section 10.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          Section 10.7 Effectiveness. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Company, the Parent and Parent Advisory.

          Section 10.8 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

          Section 10.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns except for (i) the rights of the Parent’s shareholders to receive the Merger Consideration at the Effective Time (of which the Parent’s shareholders are the intended beneficiaries) and (ii) the rights to continued indemnification and insurance pursuant to Section 7.5 (of which the Persons entitled to indemnification are the intended beneficiaries). Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company shall be entitled to pursue damages on behalf of its shareholders arising from the willful and material breach of this Agreement by the Parent.

          Section 10.10 Governing Law. Except as otherwise expressly provided herein, this Agreement and all claims or causes of action (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

          Section 10.11 Enforcement of Agreement. The parties acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

          Section 10.12 Consent to Jurisdiction; Venue. Each of the Company and the Parent irrevocably submits to the exclusive jurisdiction and venue of the courts of the State of Tennessee sitting in the City of Memphis in the State of Tennessee (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the United States District Court for the Western District of the State of Tennessee, Western Division) in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each of the Company and the Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          Section 10.14 Disclosure Schedule. Notwithstanding anything in this Agreement that may be deemed to the contrary:

                    (a) any reference in a particular Schedule of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an except to a representation or warranty shall not be deemed and admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

                    (b) Any information contained in any part of any Company SEC Document or of any Parent SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Company SEC Document or of any Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company or the Parent that is contained in this Agreement.

          Section 10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

          Section 10.16 Interpretation. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns.

          Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Company, the Parent and Parent Advisory have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

REITPlus, Inc.

By:	/s/ H. Kerr Taylor
Name: H. Kerr Taylor
Title: President

AmREIT

By:	/s/ H. Kerr Taylor
Name: H. Kerr Taylor
Title: President

REITPlus Advisor, Inc.

By:	/s/ H. Kerr Taylor
Name: H. Kerr Taylor
Title: President

Annex A: Defined Terms

“368 Reorganization” has the meaning set forth in Section 3.27 hereof.

          “Acquisition Proposal” means any proposal or offer from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries or of an equity interest representing a 10% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

          “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning forth in the preamble hereof.

          “Applicable Law” means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person.

“Articles of Merger” has the meaning set forth in Section 1.4 hereof.

“Assumed Indebtedness” has the meaning set forth in Section 7.7 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          “Business” with respect to the Company, shall mean all businesses operated by the Company and its Subsidiaries and with respect to the Parent, shall mean all businesses operated by the Parent and its Subsidiaries.

“Bylaws” means the Company’s Bylaws, as amended, in effect on the date hereof.

“Certificate” has the meaning set forth in Section 2.1(f) hereof.

“Class A Exchange Ratio” has the meaning set forth in Section 2.1(b) hereof.

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“Class A Merger Consideration” has the meaning set forth in Section 2.1(b) hereof.

“Class C Exchange Ratio” has the meaning set forth in Section 2.1(c) hereof.

“Class C Merger Consideration” has the meaning set forth in Section 2.1(c) hereof.

“Class D DRIP Share Exchange Ratio” has the meaning set forth in Section 2.1(e) hereof.

“Class D DRIP Merger Consideration” has the meaning set forth in Section 2.1(e) hereof.

“Class D Purchased Share Exchange Ratio” has the meaning set forth in Section 2.1(d) hereof.

“Class D Purchased Share Merger Consideration” has the meaning set forth in Section 2.1(d) hereof.

“Closing Date” has the meaning set forth in Section 1.3 hereof.

“Closing” has the meaning set forth in Section 1.3 hereof.

“Code” has the meaning set forth in the recitals hereof.

“Company Affiliate Letter” has the meaning set forth in Section 7.5 hereof.

“Company Board” has the meaning specified in the preamble hereof.

“Company Charter” has the meaning set forth in Section 3.1(b) hereof.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III hereof.

“Company Financial Statements” has the meaning set forth in Section 3.6 hereof.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.16 hereof.

“Company Leases” has the meaning set forth in Section 3.14(a) hereof.

          “Company Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, operations, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole or on the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or effect to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; (f) the Company’s compliance with the terms of, or taking any actions required by, this Agreement, or taking or not taking any actions at the request of or with the consent of the Parent; or (g) any decrease in the fair market value of the Company Common Shares, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or effect underlying such decrease had or contributed to a Company Material Adverse Effect.

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“Company Material Contracts” has the meaning set forth in Section 3.17(a) hereof.

“Company Properties” has the meaning set forth in Section 3.14(a) hereof.

“Company Property Owner” has the meaning set forth in Section 3.14(a) hereof.

“Company REIT Opinion” has the meaning set forth in Section 5.5(c) hereof.

“Company Shareholder Approval” has the meaning set forth in Section 3.20 hereof.

“Company Shareholders’ Meeting” has the meaning set forth in Section 7.1(d) hereof.

“Company Stock” means the validly issued, fully paid and non-assessable common shares of beneficial interest, par value $0.01 per share, of the Company.

“Consent” means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

          “Contract” means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person’s properties or assets are or may be bound.

“Effective Time” means the time and date on which the Articles of Merger have been accepted for filing with the SDAT or such later time and date as is specified in the Articles of Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a) hereof.

“Financial Advisor” has the meaning set forth in Section 4.18 hereof.

          “GAAP” means generally accepted United States accounting principles, consistently applied on a basis consistent with the basis on which the financial statements of the Company or the Parent as the case may be, were prepared.

          “Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, administrative or regulatory agency, commission or official, including any political subdivision thereof.

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          “Indebtedness” means, with respect to any Person, all obligations, contingent or otherwise in respect of borrowed money (other than preferred shares), letters of credit, purchase money indebtedness, guarantees, keep well arrangements, capital leases and any other indebtedness for borrowed money whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnified Parties” has the meaning set forth in Section 6.5(a) hereof.

          “Knowledge” means with respect to the Company, the actual knowledge of the officers and directors of the Company, and with respect to the Parent, the actual knowledge of the officers and trustees of the Parent.

“Leased Properties” has the meaning set forth in Section 3.14(a) hereof.

          “Legal Requirement” means any applicable United States federal, state or local or foreign law, statute, rule, ordinance or regulation of any Governmental Authority or any decision, judgment, order, writ, injunction, decree, award or determination of any Governmental Authority.

          “Lien” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, or encumbrance in respect of such properties or assets.

“Maryland REIT Law” has the meaning set forth in the recitals hereof.

“Merger Consideration” has the meaning set forth in Section 2.1(e) hereof.

“Merger” has the meaning set forth in the recitals hereof.

“MGCL” has the meaning set forth in the preamble hereof.

“Outside Date” has the meaning set forth in Section 9.1(e)(iii) hereof.

“Parent Board” has the meaning set forth in the recitals hereto.

“Parent Capital Stock” has the meaning set forth in Section 2.1(e) hereof.

“Parent Class A Common Stock” has the meaning set forth in Section 2.1(b) hereof.

“Parent Class C Common Stock” has the meaning set forth in Section 2.1(c) hereof.

“Parent Class D Purchased Common Stock” has the meaning set forth in Section 2.1(d) hereof.

“Parent Class D DRIP Common Stock” has the meaning set forth in Section 2.1(e) hereof.

“Parent Declaration of Trust” has the meaning set forth in Section 4.1(b) hereof.

“Parent Intellectual Property Rights” has the meaning set forth in Section 4.16 hereof.

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“Parent Leased Properties” has the meaning set forth in Section 4.14(a) hereof.

“Parent Leases” has the meaning set forth in Section 4.14(a) hereof.

          “Parent Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, operations, financial condition, results of operations, properties, assets or liabilities of the Parent and its Subsidiaries taken as a whole or on the ability of the Parent to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or effect to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to the Parent and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; (f) the Parent’s compliance with the terms of, or taking any actions required by, this Agreement; or (g) any decrease in the fair market value of the Parent Common Shares, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or effect underlying such decrease had or contributed to a Parent Material Adverse Effect.

“Parent Material Contract” has the meaning set forth in Section 4.17(a) hereof.

“Parent Multiemployer Plan” has the meaning set forth in Section 4.10(f) hereof.

“Parent Pension Plans” has the meaning set forth in Section 4.10(a) hereof.

“Parent Plan” has the meaning set forth in Section 6.7(b) hereof.

“Parent Properties” has the meaning set forth in Section 4.14(a) hereof.

“Parent Property Owner” has the meaning set forth in Section 4.14(a) hereof.

“Parent REIT Opinion” has the meaning set forth in Section 6.7(c) hereof.

“Parent SEC Documents” has the meaning set forth in Section 4.6(a) hereof.

“Parent Shareholder Approval” has the meaning set forth in Section 4.22 hereof.

“Parent Shareholders’ Meeting” has the meaning set forth in Section 7.1(e) hereof.

“Parent” has the meaning set forth in the preamble hereof.

“Permits” has the meaning set forth in Section 3.11 hereof.

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          “Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, subdivision plats, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property to which they apply, (f) Liens related to Indebtedness incurred in the ordinary course of business or related to any Contract for Indebtedness or any guarantee set forth on Schedule 3.19 of the Company’s Disclosure Schedule or Schedule 4.19 of the Parent’s Disclosure Schedule, and (g) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to the Parent or the Company, as the case may be, none of which materially interfere with the Business or the operation of the property to which they apply.

          “Person” means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 7.1(a) hereof.

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.13(k) hereof.

“Qualifying Amendment” has the meaning set forth in Section 7.1(b) hereof.

“Recent Company SEC Documents” has the meaning set forth in Section 3.7 hereof.

“Recent Parent SEC Documents” has the meaning set forth in Section 4.7 hereof.

“Re-domestication Transaction” has the meaning set forth in the recitals hereof.

“Registration Statement” has the meaning set forth in Section 3.10 hereof.

“REIT” has the meaning set forth in Section 3.13(f) hereof.

“Representative” or “Representatives” has the meaning set forth in Section 5.4(a) hereof.

“Rule 145” has the meaning set forth in Section 7.4 hereof.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the United States Securities and Exchange Commission.

“Section 754 Election” has the meaning set forth in Section 3.13(p) hereof.

“Securities Act” means the Securities Act of 1933, as amended and the rules promulgated thereunder.

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“Share Issuance” has the meaning set forth in Section 7.4 hereof.

“Subsequent Determination” has the meaning set forth in Section 5.4(b) hereof.

“Superior Proposal Notice” has the meaning set forth in Section 9.1(e)(i) hereof.

          “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a Third Party, (i) on terms which the Company Board determines in good faith, and in consultation with its legal and financial advisors, to be more favorable to the Company’s shareholders than the Merger, taking into account any amendments to this Agreement proposed by the Parent, (ii) for which financing, to the extent required, is then committed subject to customary conditions and which in the good faith judgment of the Company Board is reasonably capable of being obtained by such Third Party, and (iii) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for purposes of this definition the references in the definition of Acquisition Proposal to “10%” shall be deemed to be references to “50%”.

“Surviving Corporation” has the meaning set forth in Section 1.1 hereof.

“Takeover Statutes” has the meaning set forth in Section 3.18(a) hereof.

          “Tax Protection Agreement” means a Contract that (a) relates to the deferral of U.S. federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its Subsidiaries or the recognition of income relating to a negative capital account and that prohibits or restricts in any manner the disposition of any assets of the Company or any of its Subsidiaries, (b) requires that the Company or its Subsidiaries maintain, put in place, or replace, indebtedness whether or not secured by one or more properties, (c) requires that the Company or any of its Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification or other similar arrangement), the risk of loss for U.S. federal income Tax purposes of indebtedness or other liabilities of the Company or any of its Subsidiaries, or (d) requires the Company to make or refrain from making Tax elections, operate (or refrain from operating) in a particular manner, use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Subsidiary, or use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any Subsidiary under Section 752 of the Code.

          “Tax Return” means any return, report, information return or other document (including any related or supporting information, schedule or amendment thereto) and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes, including any documents accompanying payments of estimated Taxes, or accompanying requests for the extension of time in which to file any such return, report, information return or other document.

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          “Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding (including dividend withholding or withholding required pursuant to Sections 1441 through 1446 of the Code), social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments) (whether disputed or not) and (ii) any obligation with respect to Taxes payable by reason of Treasury Regulation Section 1.1.502-6 (or any analogous or similar provision under state, local or foreign law).

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.13(k) hereof.

“Third Party Confidentiality Agreement” has the meaning set forth in Section 3.17(a)(v) hereof.

“Third Party” means any Person or group (as defined in Section 13(d)(3) under the Exchange Act) other than the Parent or any Affiliate thereof.

“Transfer Taxes” has the meaning set forth in Section 5.5(b) hereof.

“Uncertificated Shares” has the meaning set forth in Section 2.2(a) hereof.

          “Voting Debt” means, with respect to the Company, any Indebtedness having the right to vote on any matters on which shareholders of the Company may vote, and with respect to the Parent, any Indebtedness having the right to vote on any matters on which shareholders of the Parent may vote.

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EXHIBIT A

ARTICLES OF AMENDMENT AND RESTATEMENT
OF SURVIVING CORPORATION